Exhibit 2.1

EXECUTION VERSION

AGREEMENT OF MERGER

dated as of

March 20, 2014

among

COLONIAL VIRGINIA BANK,

XENITH BANKSHARES, INC.

and

XENITH BANK

i

Section 12.08	Jurisdiction	61
Section 12.09	WAIVER OF JURY TRIAL	61
Section 12.10	Counterparts; Effectiveness	61
Section 12.11	Entire Agreement	62
Section 12.12	Severability	62
Section 12.13	Specific Performance	62

SCHEDULES:

Bank Disclosure Schedule

Parent Disclosure Schedule

EXHIBITS:

Exhibit A – Form of Plan of Merger

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Separation and Consulting Agreement

Exhibit D – Form of Offer Letter

Exhibit E – Form of Director Release

Exhibit F – Form of Officer Release

Exhibit G – Form of Bank Rule 145 Affiliate Letter

Exhibit H – Form of Tax Representation Letter from the Parent

Exhibit I – Form of Tax Representation Letter from the Bank

Exhibit J – Form of Excess Parachute Payment Agreement

v

AGREEMENT OF MERGER

AGREEMENT OF MERGER (this “Agreement”) dated as of March 20, 2014, among Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), Xenith Bankshares, Inc., a Virginia corporation (“Parent”), and Xenith Bank, a Virginia banking corporation and a wholly-owned subsidiary of Parent (“Xenith Bank”).

WHEREAS, the respective Boards of Directors of the Bank, Parent and Xenith Bank deem it in the best interests of their respective shareholders and corporations for Parent to acquire the Bank by means of a merger of the Bank with and into Xenith Bank with Xenith Bank being the survivor (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Bank, Parent and Xenith Bank have adopted and approved the Merger and this Agreement, including the Plan of Merger in the form attached as Exhibit A hereto (the “Plan of Merger”);

WHEREAS, Parent, as sole shareholder of Xenith Bank, shall immediately hereafter approve the Merger and this Agreement, including the Plan of Merger;

WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of Parent and Xenith Bank to enter into this Agreement, certain shareholders of the Bank have agreed to enter into a voting agreement (the “Voting Agreement”) substantially in the form attached hereto as Exhibit B providing for, among other things, the agreement of such shareholders to vote Bank Shares, representing in the aggregate approximately 13% of the outstanding Bank Shares, in favor of the Plan of Merger and the approval and adoption of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Bank Balance Sheet” means the Balance Sheet of the Bank as of December 31, 2013 and the footnotes thereto.

“Bank Balance Sheet Date” means December 31, 2013.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

“Bank Preferred Stock” means the preferred stock, $5.00 par value, of the Bank.

“Bank Shares” means the shares of common stock, par value $5.00 per share, of the Bank.

“BFI” means the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized or required by law to close.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 18, 2013, between the Bank and Parent.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or “golden parachute” arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of the Bank or any ERISA Affiliate, or the beneficiaries of any such persons.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Bank as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other trade or business, whether or not incorporated that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Insider” has the meaning set forth in 12 C.F.R. §215.1(h).

“knowledge of the Bank” or “Bank’s knowledge” means the actual knowledge after due inquiry of Robert L. Bailey or Kenneth E. Smith.

“knowledge of Parent” means the actual knowledge of T. Gaylon Layfield, III or Thomas W. Osgood.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any event, change, fact, circumstance or condition that has a material adverse effect on (i) the prospects, condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in national or regional political conditions or general economic or market conditions, (d) actions and omissions of Parent, Xenith Bank or the Bank taken after the date hereof with the prior written consent of the other parties hereto, (e) the effects of compliance by the parties with the covenants and other agreements contained in this Agreement or expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2013 and the footnotes thereto.

“Parent Balance Sheet Date” means December 31, 2013.

“Parent Preferred Stock” means the preferred stock, par value $1.00 per share, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information relating to an identified or identifiable individual, including, but not limited to, name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account information (including, but not limited to, financial and payment card account information), PIN, health or medical information, Internet Protocol (IP) address, or any other unique identifier or one or more factors specific to the individual’s physical, physiological, mental, economic or social identity, whether such data is in individual or aggregate form and regardless of the media in which it is contained, that may be Processed (as defined below) at any time by Bank or its employees, agents, consultants or service providers.

“Process” or “Processing” means any operation or set of operations performed upon Personal Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or destroying the information.

“Regulation O Affiliate” means an “Affiliate” as defined in 12 C.F.R. §215.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement, the Plan of Merger, the Voting Agreement, the Separation and Consulting Agreement and the Offer Letter.

“Virginia Law” means the Code of Virginia.

“VSCA” means the Virginia Stock Corporation Act.

“Whole Loan Transactions” means any transaction involving the sale, transfer or other disposition of a direct or indirect interest in any individual or pool of consumer receivables, trade receivables, auto loans, auto leases, equipment leases, residential or commercial mortgages, manufactured housing loans, first mortgage loans, second mortgage loans, home equity loans, corporate debt or sovereign debt obligations, including, without limitation, collateralized bond obligations, collateralized loan obligations, collateralized mortgage obligations or any similar security.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority. Each party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any law that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

(c) The following terms are defined in the sections of the Agreement listed below:

Term	Section
Acquisition Proposal	7.05(i)
Adverse Notice	7.05(d)(i)
Adverse Recommendation Change	7.05(d)
Agreement	Preamble
Average Closing Price	11.01(d)(iii)
Bank	Preamble
Bank Disclosure Documents	5.07
Bank Disclosure Schedule	5.04(a)
Bank Employees	9.10(a)
Bank Fundamental Representations	10.02(a)
Bank Index Ratio	11.01(d)(iii)
Bank Intellectual Property Rights	5.35(c)
Bank Option	3.05(a)
Bank Option Plans	3.05(a)
Bank Proxy Statement	5.10(a)
Bank RAP Statements	5.08(b)
Bank Recommendation	7.05(a)
Bank Regulatory Documents	5.07
Bank Required Filings and Approvals	5.03
Bank Securities	5.05(b)
Bank Shareholder Meeting	7.04(a)
Board	5.03
CAN-SPAM	5.14(a)
CBA	5.20(b)(i)
Certificates	3.03
Closing	2.01(c)
Closing Date	2.01(c)
Code	Preamble
CRA	5.25(b)
Decision Period	11.01(d)(iii)
Deposit Summary	5.09
Determination Date	11.01(d)(iii)
Effective Time	2.01(a)
Employment Agreement	10.02(i)
End Date	11.01(b)(i)
Exchange Agent	3.03
Exchange Ratio	3.02
Excess Parachute Payment Agreement	10.02(n)
FCRA	5.14(a)
FDIA	5.01
GAAP	5.08(a)
GLBA	5.14(a)
Governmental Entity	5.03
Indemnified Person	8.03(a)
Index Price	11.01(d)(iii)

Term	Section
Information Security Incident	5.14(c)
Labor Organization	5.20(b)(i)
Material Contracts	5.16(a)(xi)
Merger	Preamble
Merger Consideration	3.02
Notice Period	7.05(d)(ii)
Parent	Preamble
Parent Disclosure Schedule	6.12
Parent Fundamental Representations	10.03(a)
Parent Option	3.05(a)
Parent Ratio	11.01(d)(iii)
Parent Required Filings and Approvals	6.03
Parent SEC Documents	6.07(a)
Parent Securities	6.05(b)
Parent Stock	3.02
Payment Event	12.04(b)
Per Share Consideration	11.01(d)(iii)
Plan of Merger	Preamble
Privacy Laws	5.14(a)
Qualified Plans	5.20(a)(iii)
Registration Statement	6.09(b)
Securities Portfolio	5.27
Separation and Consulting Agreement	10.02(g)
Starting Price	11.01(d)(iii)
Superior Proposal	7.05(i)
Surviving Bank	2.01(a)
Tax	5.19(o)
Taxing Authority	5.19(o)
Tax Return	5.19(o)
Tax Sharing Agreements	5.19(o)
Third-Party Intellectual Property Rights	5.35(b)
368 Reorganization	5.22
Total Stock Consideration	11.01(d)(iii)
Uncertificated Shares	3.03
Voting Agreement	Preamble
Watch List	5.30(b)
Xenith Bank	Preamble
Xenith Bank Common Stock	3.01

ARTICLE II

THE MERGER; CERTAIN RELATED MATTERS

Section 2.01 The Merger; Closing.

(a) As soon as practicable, but in no event later than three Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Bank and Xenith Bank shall file articles of merger with the State Corporation Commission of

Virginia and make all other filings or recordings required by Virginia Law in connection with the Merger. The Merger shall become effective (the “Effective Time”) at the time the Certificate of Merger is issued by the State Corporation Commission of Virginia (or at such later time as may be specified in the articles of merger) in accordance with the VSCA. Upon and following the Merger, the separate existence of the Bank shall cease, and Xenith Bank shall be the surviving bank (the “Surviving Bank”).

(b) From and after the Effective Time, the Surviving Bank shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Bank and Xenith Bank, all as provided under the VSCA.

(c) The closing of the Merger (the “Closing”) shall take place at such time and place as Parent and the Bank shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE III

CONVERSION OF THE BANK SHARES; EXCHANGE OF

CERTIFICATES

Section 3.01 Xenith Bank Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Xenith Bank, each issued and outstanding share of common stock, par value $4.00 per share, of Xenith Bank (“Xenith Bank Common Stock”) shall continue to represent one validly issued, fully paid and non-assessable share of common stock, par value $4.00 per share, of the Surviving Bank with the same rights, powers, and privileges as the shares prior to the Effective Time and shall constitute the only outstanding shares of capital stock of the Surviving Bank.

Section 3.02 Conversion of the Bank Shares. At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Xenith Bank, each Bank Share outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.65 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share (“Parent Stock”), of the Parent, as may be adjusted pursuant to Sections 3.06 or 11.01(d)(iii), without interest and less applicable amounts for taxes (the “Merger Consideration”).

Section 3.03 Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (a) certificates representing Bank Shares (the “Certificates”) or (b) uncertificated Bank Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 3, subject to Section 3.04(a), certificates representing the shares of Parent Stock that constitute the Merger Consideration (subject to the Parent’s option in Section 3.04(a) that the Merger Consideration be in uncertificated book-entry form). As soon as reasonably practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Bank Shares as of immediately prior to the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Uncertificated Shares, an “agent’s message” or other evidence of transfer as the Exchange Agent may reasonably require) for use in such exchange.

Section 3.04 Exchange Procedures; Surrender and Payment.

(a) Each holder of Bank Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Bank Shares represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting the Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Bank Shares or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration without interest.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Bank Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Bank, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03 that remains unclaimed by the holders of Bank Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Bank Shares for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Bank or the Exchange Agent shall be liable to any holder of Bank Shares for any amounts paid to a public official or other Governmental Entity pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Bank Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Bank free and clear of any claims or interest of any Person previously entitled thereto.

(e) No dividends or other distributions with respect to securities of Parent constituting the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 3.04. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 3.05 Stock Options.

(a) At the Effective Time, each option granted by the Bank to purchase Bank Shares pursuant to the Bank’s 2004 Equity Compensation Plan (collectively, the “Bank Option Plans”), (each a “Bank Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire Bank Shares and shall be converted automatically into an option to purchase shares of Parent Stock (a “Parent Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank Option Plan under which such Bank Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between the Bank and an optionee regarding Bank Options):

(i) the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of Bank Shares subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of Bank Shares under the original option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

(iii) notwithstanding anything else contained in this Section 3.05(a), it is the intention of the parties that the grant of Parent Options in substitution for the Bank Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Bank Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 3.05 shall be interpreted to further such purpose and intention.

(b) At the Effective Time, Parent shall, as a result of the Merger, automatically assume the Bank Option Plans, including all rights and obligations thereunder.

(c) Prior to the Effective Time and to the extent Parent has not previously done so, Parent shall reserve for issuance the number of shares of Parent Stock necessary to satisfy Parent’s obligations under this Section 3.05. Prior to the Effective Time, the Bank shall take all such steps as may be necessary to allow the grant of Parent Options in substitution for the Bank Options, including obtaining the consent or approval of the respective optionees, if applicable.

(d) Prior to the Effective Time, Parent and the Bank shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Bank equity securities (including derivative securities with respect to any Bank equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Bank, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 3.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Bank or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement and, if applicable, the Exchange Ratio and their determination shall be appropriately adjusted.

Section 3.07 Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Bank Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ Capital Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 3.08 Withholding Rights. Each of the Exchange Agent, the Surviving Bank and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Bank or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Bank Shares in respect of which the Exchange Agent, Surviving Bank or Parent, as the case may be, made such deduction and withholding.

Section 3.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or the Surviving Bank, the posting by such Person of a bond, in such reasonable amount as the Surviving Bank may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Bank Share represented by such Certificate, as contemplated by this Section 3.09.

ARTICLE IV

THE SURVIVING BANK

Section 4.01 Articles of Incorporation. The articles of incorporation of the Xenith Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until amended in accordance with the VSCA.

Section 4.02 Bylaws. The bylaws of Xenith Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the VSCA, (i) the directors of Xenith Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank and (ii) the officers of Xenith Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank.

Section 4.04 Principal Office; Other Matters. The principal banking office of the Surviving Bank shall be located at 901 E. Cary Street, Suite 1700, Richmond, VA 23219. No preferred stock will be issued in the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank hereby represents and warrants to Parent and Xenith Bank that the following representations and warranties are true and correct as of the date hereof:

Section 5.01 Corporate Existence and Power. The Bank is duly incorporated as a banking corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Bank is an “insured bank” as defined in Section 3(h) of the Federal Deposit Insurance Act (“FDIA”) that is a member of the Federal Reserve System. The Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Bank has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Bank as currently in effect.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby are within the Bank’s corporate powers and, except for the required approval of the Bank’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Bank. Upon approval of at least two-thirds of the Bank’s directors, the affirmative vote of the holders of more than a majority of the outstanding Bank Shares is the only vote of the holders of any of the Bank’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Bank.

(b) At a meeting duly called and held, the Bank’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Bank’s shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval of the Plan of Merger by its shareholders and (iv) unanimously approved the Voting Agreement and transactions contemplated herein.

Section 5.03 Governmental Authorization. The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including, but not limited to, the Board of Governors of the Federal Reserve System (the “Board”), the FDIC and the BFI (each, a “Governmental Entity”) or with any third party other than (i) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia, the issuance by the State Corporation Commission of Virginia of a Certificate of Merger and the filing of appropriate documents with the relevant authorities of other states in which the Bank is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iii) the filing with and approval of the Board under the Bank Merger Act, with respect to the Merger, and (iv) any other filings and approvals required by the BFI or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (iii) and (iv), the “Bank Required Filings and Approvals”).

Section 5.04 Non-contravention.

(a) Except as set forth in Section 5.04 of the disclosure schedule delivered by the Bank to Parent on or prior to the date hereof (the “Bank Disclosure Schedule”), the execution, delivery and performance by the Bank of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Bank, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Bank is entitled under any provision of any agreement or other instrument binding upon the Bank or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Bank or (iv) result in the creation or imposition of any Lien on any asset of the Bank.

(b) As of the date hereof, the Bank knows of no reason why the opinion of Bank counsel referred to in Section 10.03(b) should not be obtained on a timely basis.

Section 5.05 Capitalization.

(a) The authorized capital stock of the Bank consists of (i) 10,000,000 authorized Bank Shares, par value $5.00 per share and (ii) 5,000,000 authorized shares of Bank Preferred Stock, par value $5.00 per share. As of the date hereof, there were outstanding 610,175 Bank Shares, zero shares of Bank Preferred Stock and employee stock options to purchase an aggregate of 39,704 Bank Shares (of which options to purchase an aggregate of 39,704 Bank Shares were exercisable). All outstanding shares of capital stock of the Bank have been, and all shares that may be issued pursuant to any Bank Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary or Affiliate owns any shares of capital stock of the Bank.

(b) Except as set forth in this Section 5.05, there are no outstanding (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank, or other obligation of the Bank to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Bank Securities”). There are no outstanding obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Bank Securities.

Section 5.06 Subsidiaries. Except as set forth in Section 5.06 of the Bank Disclosure Schedule, the Bank does not own any capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other business, nor does the Bank have the right or obligation to acquire any ownership interest in any corporation, partnership, joint venture, limited liability company or other business.

Section 5.07 Regulatory Compliance. As of the respective filing dates with regard to all reports, records, registrations, statements, notices and other documents or information required to be filed by the Bank with any federal or state regulatory authority, including the Board or the FDIC (collectively such items, the “Bank Disclosure Documents”), all information and data contained in such Bank Disclosure Documents was true, accurate, correct and complete in all material respects and each such Bank Disclosure Document was duly and timely filed, as applicable. Except as set forth on Section 5.07 of the Bank Disclosure Schedule, (a) the Bank is not nor has it been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist order or other enforcement action, written agreement or other formal or informal administrative action with any such regulatory bodies or is a party to any commitment letter or similar undertaking to, subject to any order or directive by, has been ordered to pay any civil money penalty to, has been a recipient of any supervisory letter from, or has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory body or governmental agency that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its asset quality, its management or its business (collectively, “Bank Regulatory Documents”), and the Bank is in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, (b) there are no actions or proceedings pending or threatened against the Bank by or prior to any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (c) there is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the Bank’s knowledge, investigation into the business or operations of the Bank.

Section 5.08 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Bank for the calendar years ended December 31, 2010, December 31, 2011, and December 31, 2012, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Bank and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments and except for lack of notes thereto in the case of any unaudited interim financial statements).

(b) Since January 1, 2009, the Bank has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the applicable banking agencies (collectively, the “Bank RAP Statements”). The Bank RAP Statements, including the method for determining the Bank’s provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Bank RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of the Bank, as at the respective dates thereof and the results of operations of the Bank for the respective periods then ended. Except as disclosed in Section 5.08(b) of the Bank Disclosure Schedule, the Bank RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Bank RAP Statements by the Board or any other governmental authority. The annual statutory balance sheets and income statements included in the Bank RAP Statements have been made available to Parent along with true and complete copies of all audit opinions related thereto. Neither the Bank’s independent public accountants nor any employee of the Bank has alleged that any of the Bank RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 5.08(b) to be untrue.

(c) The Bank maintains accurate books and records reflecting their assets and liabilities and maintains proper and adequate internal accounting controls that in all material respects provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Bank and to maintain accountability for the Bank’s consolidated assets; (c) access to the Bank’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Bank’s assets is compared with existing assets at regular intervals; and (e)

extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in Section 5.08(c) of the Bank Disclosure Schedule, the Bank’s systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Bank or its accountants.

Section 5.09 Deposit Summary. Section 5.09 of the Bank Disclosure Schedule contains a summary of the amounts and types of the deposits held by the Bank as of February 28, 2014 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary is true, complete and correct in all material respects as of the date thereof.

Section 5.10 Disclosure Documents.

(a) The proxy statement of the Bank regarding shareholder approval of the Merger to be filed by Parent with the SEC in connection with the Registration Statement (the “Bank Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank, and at the time such shareholders vote on adoption of this Agreement and the Plan of Merger and at the Effective Time, the Bank Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10(a) will not apply to statements in or omissions from the Bank Proxy Statement based upon information furnished to the Bank in writing by Parent specifically for use therein.

(b) None of the information provided by the Bank for inclusion in the Registration Statement (as defined in Section 6.09(b)) or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 5.11 Absence of Certain Changes. Since the Bank Balance Sheet Date, the business of the Bank and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in Section 5.11 of the Bank Disclosure Schedule there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Bank, or any repurchase, redemption or other acquisition by the Bank of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Bank;

(c) any amendment of any material term of any outstanding security of the Bank;

(d) any incurrence, assumption or guarantee by the Bank of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and safe and sound banking practices;

(e) any creation or other incurrence by the Bank of any Lien on any material asset other than in the ordinary course of business consistent with past practices and safe and sound banking practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of the Bank’s lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices and safe and sound banking practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Bank or any of its Subsidiaries;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Bank relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Bank of any contract or other right, in either case, material to the Bank other than transactions and commitments, contracts and agreements entered into, and relinquishments in the ordinary course of business consistent with past practices and safe and sound banking practices and those contemplated by this Agreement;

(i) any change in any material method of accounting or accounting principles or practice by the Bank, except for any such change required by reason of a concurrent change in GAAP or RAP;

(j) except as described in Section 9.10 herein, or as provided in the Transaction Documents, any (i) grant of or commitment to pay any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Bank, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Bank or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Bank, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

(k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Bank, which employees were not subject to a collective bargaining agreement at the Bank Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l) any material Tax election made (other than elections consistent with the Bank’s past practice) or changed, any annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(m) any material increase in the Bank’s allowance for loan and lease losses, whether actually made by the Bank or reasonably required to be made as a result of circumstances known to the Bank, applying the Interagency Policy Statement on the Allowance for Loan and Lease Losses.

Section 5.12 No Undisclosed Material Liabilities. Except as set forth in Section 5.12 of the Bank Disclosure Schedule, there are no liabilities or obligations of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued or unaccrued, contingent or absolute, determined or determinable, or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Bank Balance Sheet or in the notes thereto or in the Bank RAP Statements filed prior to the date hereof, and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices and safe and sound banking practices that would not reasonably be expected to be, individually or in the aggregate, material to the Bank.

Section 5.13 Compliance with Laws. Except as set forth in Section 5.13 of the Bank Disclosure Schedule:

(a) the Bank is and, since January 1, 2009, has been in material compliance with, and to the Bank’s knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, order, rule, regulation, policy and/or guideline of any regulatory body or Governmental Entity.

(b) The Bank is in material compliance with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.) and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor to the Bank’s knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

(c) To the Bank’s knowledge, all loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Truth in Lending Act Regulation Z (12 C.F.R. §226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), all other applicable fair lending laws, consumer compliance laws, and other laws relating to discriminatory business practices and all statutes governing the operation of Virginia banking associations. Each loan on the books of the Bank was made in the ordinary course of its business.

(d) The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. PATRIOT Act, including the “Know Your Customer” requirements thereunder, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, except as disclosed in Section 5.13(d) of the Bank Disclosure Schedule, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 5.13.

(e) Section 5.13(e) of the Bank Disclosure Schedule contains a true and complete list of all written policies of the Bank, and the Bank has provided or made available to Parent copies of each such policy.

(f) The deposits of the Bank are insured by the FDIC under the FDIA and the Bank has made available to Parent a true and complete copy of the certificate issued by the FDIC to that effect.

Section 5.14 Privacy and Data Protection.

(a) The Bank is, and has been since January 1, 2009, in compliance in all material respects with (i) all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Personal Information including, without limitation, the Gramm-Leach-Bliley Act (“GLBA”), 15 U.S.C. §§ 6801-6827, and all regulations implementing GLBA; the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act, and all regulations implementing the FCRA; the Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM”); security breach notification laws (such as Va. Code Ann. § 18.2 - 186.6); and laws imposing information security requirements (such as Va. Code Ann. § 59.1 - 443.2); (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security including, without limitation, the Payment Card Industry Data Security Standard; and (iii) all Bank privacy policies and notices (copies of which have been provided or have been made available to Parent) (collectively, “Privacy Laws”).

(b) No applicable Privacy Law, legal requirement or any privacy or information security enforcement action, investigation, litigation or claim prohibits the Bank from Processing Personal Information in the manner currently conducted by the Bank. In the event prior to the Effective Time any law or legal requirement, subpoena or other judicial or administrative order, or privacy or information security enforcement action, investigation, litigation or claim is reasonably likely to adversely affect the Bank’s ability to Process Personal Information in the manner currently conducted by the Bank, the Bank shall promptly notify Parent.

(c) The Bank maintains a written information security program that complies with applicable Privacy Laws and includes appropriate administrative, technical, physical, organizational and operational safeguards and other security measures designed to (i) ensure the security and confidentiality of Personal Information; (ii) protect against any anticipated threats or hazards to the security and integrity of Personal Information; and (iii) protect against any actual or suspected material unauthorized Processing, loss, use, disclosure or acquisition of or access to any Personal Information (hereinafter “Information Security Incident”).

(d) Since January 1, 2009, the Bank has not experienced or been affected by an Information Security Incident involving Personal Information. The Bank shall immediately inform Parent, in writing, of any Information Security Incident of which the Bank becomes aware prior to the Effective Time. Such notice shall summarize in reasonable detail the effect on the Bank and Parent, if known, of the Information Security Incident and the corrective action taken or to be taken by the Bank. The Bank shall promptly take all necessary and advisable corrective actions to prevent, mitigate or rectify such Information Security Incident.

Section 5.15 Litigation. Except as set forth in Section 5.15 of the Bank Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Bank, threatened against or affecting, the Bank, any of its former Subsidiaries, any present or former officer, director or employee of the Bank or any of its former Subsidiaries or any Person for whom the Bank or any former Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank or (ii) as of the date hereof, involve the imposition of permanent injunctive relief.

Section 5.16 Material Contracts.

(a) Except for the agreements, contracts and arrangements set forth in Section 5.16(a) of the Bank Disclosure Schedule, the Bank is not a party to or, to the Bank’s knowledge, bound by or subject to, any agreement, contract, arrangement, commitment or understanding (whether written or oral) that:

(i) is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) restricts the conduct of business or any line of business by the Bank (or, after the consummation of the Merger, Surviving Bank or the Bank);

(iii) is a note, mortgage, indenture, loan or credit agreement, security agreement (each of which secures indebtedness of not less than $25,000), or other agreement or instrument reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, the Bank or any of its Affiliates;

(iv) is a management, consulting, compensation, severance or employment agreement or a binding agreement or commitment to enter into the same;

(v) is an agreement or purchase order entered into or issued in the ordinary course of business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments of more than $25,000 by the Bank;

(vi) is an agreement of indemnification or guaranty that may result in an obligation by the Bank in excess of $25,000;

(vii) is a joint venture or other agreement involving the sharing of profits or losses;

(viii) is an agreement that provides for the disposition or acquisition by the Bank after the date of this Agreement of assets in excess of $25,000 (excluding dispositions or acquisitions of assets held or to be held in the Securities Portfolio in accordance with the Bank’s investment policy in effect on the date hereof);

(ix) is a contract or agreement with any director or officer of the Bank, or any person who is an immediate relative of any such person;

(x) is an agreement, contract or commitment relating to the acquisition by the Bank of the outstanding capital stock or equity interest of any Person; and

(xi) all contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $25,000 or otherwise material to the Bank.

Any agreement, contract and arrangement to which the Bank is a party, bound by or subject to that is described in items (i) through (xi) above, including those set forth in Section 5.16(a) of the Bank Disclosure Schedule, are collectively referred to herein as “Material Contracts”).

(b) Except as set forth in Section 5.16(b) of the Bank Disclosure Schedule, the Bank is not in breach of or default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No other party to any of the Material Contracts is, to Bank’s knowledge, in default in respect of any such Material Contract.

(c) Each of the Material Contracts is valid and binding and in full force and effect and, to Bank’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Bank has previously made available to Parent true and correct copies of each Material Contract set forth in Section 5.16(a) of the Bank Disclosure Schedule.

Section 5.17 Finders’ Fees. Except for Sandler O’Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent and whose fees shall be paid by the Bank, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Bank or any of its Subsidiaries who might be entitled to any fee or commission from the Bank or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18 Opinion of Financial Advisor. The Bank has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to the Bank, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Bank’s shareholders from a financial point of view. A copy of such opinion has been furnished to Parent for information only.

Section 5.19 Taxes. Except as set forth in Section 5.19 of the Bank Disclosure Schedule:

(a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Bank have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. The Bank is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Bank.

(b) The Bank has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Bank ordinarily record items on its respective books. The unpaid Taxes of the Bank (i) did not, as of the most recent audited consolidated financial statements and unaudited consolidated interim financial statements of the Bank included in the Bank Regulatory Documents, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto) and (ii) will not exceed the reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Bank in filing its Tax Returns.

(c) The income and franchise Tax Returns of the Bank through the Tax year ended December 31, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Bank has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Bank since December 31, 2006. The Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Bank’s knowledge, threatened against or with respect to the Bank in respect of any Tax or Tax Return.

The Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, shareholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e) The Bank is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-United States Tax law). The Bank is not a party to or bound by any Tax allocation or Tax Sharing Agreement. The Bank (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Bank) or (ii) has no liability for the Taxes of any Person (other than the Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract, or otherwise.

(f) The Bank will not be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election under Section 108(i) of the Code.

(g) During the five-year period ending on the date hereof, the Bank was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) The Bank is not, nor has been, a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2). The Bank has properly disclosed in its federal income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign law.

(i) Section 5.19(i) of the Bank Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Bank currently files Tax Returns.

(j) The Bank has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(k) The Bank is in compliance with the requirements of FIN 48, and its Tax accrual workpapers explain and support all amounts provided and positions taken by the Bank with respect to FIN 48.

(l) Within the past three (3) years, the Internal Revenue Service has not challenged the interest deduction on any of the Bank’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(m) The Bank has disclosed on its federal income Tax Return all positions therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(n) No claim has been made by any Governmental Entity in a jurisdiction where the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(o) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (whether disputed or not and including, without limitation, withholding on amounts paid to or by any Person, estimated taxes, alternative or add-on minimum taxes), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements

(whether or not written) binding a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 5.20 Employees and Employee Benefit Plans.

(a) Except as set forth on Section 5.20(a) of the Bank Disclosure Schedule, neither the Bank nor any ERISA Affiliate sponsors or maintains and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to any Employee Benefit Plan. Except as disclosed in Section 5.20(a) of the Bank Disclosure Schedule:

(i) (A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms and applicable law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) the Bank and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the knowledge of the Bank or any ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the knowledge of the Bank or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any Governmental Entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan; (G) no excise Taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither the Bank nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan after the Effective Time, nor would the Surviving Bank be subject to any such obligation; and (I) each Employee Benefit Plan may be amended or terminated without the consent of any employee, beneficiary or other party.

(ii) The Bank has previously delivered to Parent complete copies of each written Employee Benefit Plan (or a written summary of the material terms of any Employee Benefit Plan for which there is not a written plan document); all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of the Bank or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any Governmental Entity; all current registration statements on Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by Parent.

(iii) (A) Any Employee Benefit Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the “Qualified Plans”) are so qualified; (B) to the knowledge of the Bank and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans have been amended to comply with all currently applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the IRS with respect to their tax-qualified status which considers all such currently applicable legislation, or are still within a remedial amendment period as announced by the IRS; (D) the Bank has delivered to Parent complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) the Bank has delivered to Parent documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

(iv) No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a “multiemployer plan” as defined in Section 3(37) of ERISA and the Bank has no liability for any such plans previously maintained or contributed to by the Bank or an ERISA Affiliate.

(v) The Bank and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

(vi) Except as set forth in Section 5.20(a)(vi) of the Bank Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with another event, will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of the Bank or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by the Bank or any ERISA Affiliate; (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; or (D) result in any payments or benefits for which any deduction is disallowed or reduced under Sections 162(a)(1), 162(m) or 280G of the Code, as applicable.

(b) Except as set forth in Section 5.20(b) of the Bank Disclosure Schedule, there is no:

(i) collective bargaining agreement (a “CBA”) or any other agreement with any labor organization, union, group or association (“Labor Organization”) applicable to the employees of the Bank to which the Bank is a party to or bound;

(ii) unfair labor practice complaint pending or, to the Bank’s knowledge, threatened against the Bank before the National Labor Relations Board or any other federal, state local or foreign agency;

(iii) pending or, to the Bank’s knowledge, threatened or affecting the Bank, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of the Bank;

(iv) grievance, arbitration or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against the Bank;

(v) claim, audit, litigation, government investigation, administrative proceeding or arbitration against the Bank involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, unemployment claims and claims related to occupational safety and health law;

(vi) pending or, to the Bank’s knowledge, threatened representation question or union or labor organizing activities with respect to employees of the Bank;

(vii) written personnel policy, rule or procedure applicable to employees of the Bank;

(viii) individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

(ix) policy or agreement in any form whatsoever which alters the at-will status of the employees of the Bank.

(c) The Bank has at all times properly classified each of its respective employees as employees and each of its independent contractors as independent contractors, as applicable.

(d) The Bank has at all times properly classified each of its respective employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

(e) The Bank has at all times for each of its respective employees properly withheld and paid all applicable Taxes and all other withholdings required by law.

(f) The Bank has previously delivered to Parent a complete and accurate listing of each employee of the Bank along with the employee’s job title, 2013 and 2014 annual salary, 2013 bonus and expected 2014 bonus, any other 2013 and 2014 compensation, and current accrued leave.

Section 5.21 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Bank or any Subsidiary, is threatened by any Governmental Entity or other Person, in each case, with respect to any matters relating to the Bank or any Subsidiary and relating to or arising out of any Environmental Law.

(b) The Bank and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits.

(c) Except as disclosed in Section 5.21 of the Bank Disclosure Schedule, there are no liabilities of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of the Bank, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(d) Except as disclosed in Section 5.21 of the Bank Disclosure Schedule, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Bank or any Subsidiary has knowledge in relation to the current or prior business of the Bank or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Bank or any of its Subsidiaries that has not been delivered to Parent at least five (5) Business Days prior to the date hereof.

(e) For purposes of this Section 5.21, the terms “Bank” and “Subsidiaries” shall include any entity that is, in whole or in part, a former Subsidiary of the Bank or a predecessor of the Bank or any of its Subsidiaries and for which, by contract, agreement or otherwise, the Bank or any of its Subsidiaries is the successor to any liabilities of such predecessor that might arise or have arisen under Environmental Law.

Section 5.22 Tax Treatment. Neither the Bank nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 5.23 Derivative Instruments.

(a) The Bank is not party to any Derivative Transactions, whether entered into for the account of the Bank or its customers.

(b) Except as disclosed in Section 5.23(b) of the Bank Disclosure Schedule, the Bank does not currently participate in nor has participated in any Whole Loan Transaction, securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4) of the SEC’s Regulation S-K).

Section 5.24 Insurance. Section 5.24 of the Bank Disclosure Schedule contains (i) a complete and correct list of all policies of insurance currently in effect and owned or held by the Bank and (ii) since January 1, 2009, a complete and accurate description of all claims made against any policies of insurance or banker’s blanket bond held by the Bank during such period. The Bank maintains insurance policies that provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the business of the Bank. The Bank has not received written notice of cancellation or non-renewal of, and has not failed to pay any premium on, any of its respective insurance policies.

Section 5.25 Capital; Management; CRA Rating.

(a) Except as disclosed in Section 5.25 of the Bank Disclosure Schedule, the Bank (i) is “well-capitalized” as that term is defined at 12 C.F.R. §208.43(b)(1), §225.2(r)(2)(i) and (ii) is “well-managed” as that term is defined at 12 C.F.R. §225.2(s)(1).

(b) The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. §2901 et seq.) (the “CRA”) and all regulations issued thereunder, and the Bank has supplied Parent with access to copies of the Bank’s current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 2009, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and the Bank has no knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 5.26 Properties. Except as set forth in Section 5.26 of the Bank Disclosure Schedule, each of the Bank and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Bank Balance Sheet as of the Bank Balance Sheet Date or acquired after such date, except (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, provided taxes are paid as and when required under applicable law notwithstanding any such contest (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business, (vi) Liens securing obligations that are reflected in such Bank Balance Sheet or (vii) the lessor’s interest in any such property that is leased. All material leases pursuant to which the Bank or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into. Section 5.26 of the Bank Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by the Bank or any of its Subsidiaries. The Bank has made available to Parent copies of all documents creating or evidencing fee or leasehold interests of the Bank and its Subsidiaries, including all modifications or amendments thereto.

Section 5.27 Securities Portfolio. Except as set forth in Section 5.27 of the Bank Disclosure Schedule, all securities owned by the Bank (whether owned of record or beneficially) (the “Securities Portfolio”) are held free and clear of all Liens that would materially impair the Bank’s ability to dispose freely of any such security and/or to otherwise realize the benefits of ownership thereof at any time. Except as set forth in Section 5.27 of the Bank Disclosure Schedule, the Bank has not incurred an impairment in its Securities Portfolio.

Section 5.28 Affiliate Transactions.

(a) Except as set forth in Section 5.28(a) of the Bank Disclosure Schedule, the Bank is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any “affiliate,” as such term is defined in Section 23A of the Federal Reserve Act. All of the Bank’s agreements, arrangements or understandings with “affiliates” comply with Sections 23A and 23B of the Federal Reserve Act.

(b) Except as set forth in Section 5.28(b) of the Bank Disclosure Schedule, as of February 28, 2014, there are no outstanding loans or other extensions of credit made by the Bank to any Officer or director or Insider of the Bank or its Affiliates pursuant to Regulation O (12 C.F.R. Part 215). The Bank has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O (12 C.F.R. Part 215).

Section 5.29 Antitakeover Statutes; Rights Plans

(a) The Bank Board of Directors has taken all such necessary action as required to exempt Parent, Xenith Bank, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Articles 14 and 14.1 of the VSCA, and, accordingly, neither such Article nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, or the Transaction Documents (including the Voting Agreement) or any of the transactions contemplated hereby and thereby.

(b) No shareholder rights plan or similar agreement is, or at the Effective Time will be, applicable to Parent, Xenith Bank, the Merger, this Agreement, or the Transaction Documents (including the Voting Agreement) or any of the transactions contemplated hereby and thereby.

Section 5.30 Certain Loan Matters.

(a) Except as set forth in Section 5.30(a) of the Bank Disclosure Schedule, as of the Bank Balance Sheet Date, the Bank is not a party to any written or oral: (i) loan or borrowing arrangement, under the terms of which the obligor is thirty days or more past due in payment of principal or interest or in default of any other material provisions as of the date hereof; or (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank applying the Bank’s internal loan grading system, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons.

(b) Section 5.30(b) of the Bank Disclosure Schedule contains the “watch list of loans” (“Watch List”) of the Bank as of the Bank Balance Sheet Date. To the Bank’s knowledge, there is no loan or borrowing arrangement which should be included on the Watch List in the exercise of reasonable diligence by the Bank applying the Bank’s internal loan grading system, but which has not been included on the Watch List.

(c) The Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Bank’s records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

(d) Each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, secured by valid liens and security interests which have been perfected and (iii) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) No participations or loans have been sold that have buy-back, recourse or guaranty provisions which create contingent or direct liability to the Bank.

(f) The Bank’s allowance for loan and lease losses in the Bank Balance Sheet were adequate, and as of the Effective Time will be adequate, in all respects and in compliance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses as of such dates.

(g) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate the collectability of the loan portfolio of the Bank (including loans that will be outstanding if the Bank advances funds it is obligated to advance).

(h) With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in substantial compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 5.31 Forms of Instruments, Etc. The Bank has made, or will make, available to Parent upon written request copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by the Bank in the ordinary course of its business.

Section 5.32 Fiduciary Responsibilities. The Bank is not directly or indirectly engaged in any fiduciary activities, except for those related to Employee Benefit Plans maintained by the Bank for the benefit of its eligible employees.

Section 5.33 Guaranties. Except for items in the process of collection in the ordinary course of the Bank’s business, none of the obligations or liabilities of the Bank are guaranteed by any other Person, firm or corporation, nor, except in the ordinary course of business, according to past business practices and in compliance with applicable law, has the Bank guaranteed the obligations or liabilities of any other Person, firm or corporation.

Section 5.34 Absence of Certain Business Practices. To the Bank’s knowledge, the Bank, nor any officer, employee or agent of the Bank, nor any other person acting on its behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Bank (or assist the Bank in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have a material adverse impact on the Bank or (c) if not continued in the future might result in a material adverse impact on the Bank or might subject the Bank to suit or penalty in any private or governmental litigation or proceeding.

Section 5.35 Intellectual Property.

(a) The Bank owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Bank as currently conducted, and to the knowledge of the Bank, all patents and registered trademarks, trade names, service marks and copyrights owned by the Bank are valid and subsisting.

(b) The Bank is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which the Bank is a party and pursuant to which the Bank is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”).

(c) Except as disclosed in Section 5.35 of the Bank Disclosure Schedule, no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Bank (the “Bank Intellectual Property Rights”), any material trade secret owned by the Bank, or to the knowledge of the Bank, Third-Party Intellectual Property Rights licensed to the Bank, are currently pending or are threatened in writing by any Person.

(d) To the knowledge of the Bank, there are no valid grounds for any bona fide claims to the effect that the sale or licensing of any product as now sold or licensed by the Bank infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, against the use by the Bank of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Bank as currently conducted, challenging the ownership or validity of any Bank Intellectual Property Rights or other material trade secret owned by the Bank, or challenging the license or right to use any Third-Party Intellectual Rights by the Bank.

(e) To the knowledge of the Bank, there is no unauthorized use, infringement or misappropriation of any of the Bank Intellectual Property Rights by any Person, including any employee or former employee of the Bank.

Section 5.36 Representations Not Misleading. No representation or warranty by the Bank contained in this Agreement, nor any schedule furnished to Parent or Xenith Bank by the Bank under and pursuant to, or in anticipation of this Agreement (including the Bank Disclosure Schedule), when considered as a whole, contains or will contain on the Closing Date any untrue statement of a material fact or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Bank that the following representations and warranties are true and correct as of the date hereof:

Section 6.01 Corporate Existence and Power. Each of Parent and Xenith Bank is duly incorporated as a corporation or a banking corporation, respectively, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Xenith Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. Parent has heretofore made available to the Bank true and complete copies of the articles of incorporation and bylaws of Parent and Xenith Bank as currently in effect.

Section 6.02 Corporate Authorization. The execution, delivery and performance by Parent and Xenith Bank of this Agreement and the consummation by Parent and Xenith Bank of the transactions contemplated hereby are within the corporate powers of Parent and Xenith Bank and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Xenith Bank. At a meeting duly called and held, Parent’s Board of Directors unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby.

Section 6.03 Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and Xenith Bank of the transactions contemplated hereby require no action by or in respect of, or filing with any Governmental Entity or any Third Party other than (i) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia, the issuance by the State Corporation Commission of Virginia of a Certificate of Merger and the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws (including that the Registration Statement has been declared effective), (iii) the filing with and approval of the Board under the Bank Merger Act, with respect to the Merger, and (iv) any other filings and approvals required by the BFI or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (iii) and (iv), the “Parent Required Filings and Approvals”).

Section 6.04 Non-contravention. (a) The execution, delivery and performance by Parent and Xenith Bank of this Agreement and the consummation by Parent and Xenith Bank of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Xenith Bank, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Section 6.03 require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

(b) As of the date hereof, Parent knows of no reason why the opinion of Parent counsel referred to in Section 10.02(e) should not be obtained on a timely basis.

Section 6.05 Capitalization.

(a) The authorized capital stock of Parent consists of (x) 100,000,000 authorized shares of Parent Stock par value $1.00 per share and (y) 25,000,000 authorized shares of Parent Preferred Stock par value $1.00 per share. As of March 17, 2014, there were outstanding (i) 10,418,862 shares of Parent Stock, (ii) 8,381 shares of Parent Preferred Stock, (iii) employee and outside director stock options to purchase an aggregate of 779,590 shares of Parent Stock (of which options to purchase 527,066 shares of Parent Stock are exercisable), (iv) warrants outstanding to purchase an aggregate of 563,760 shares of Parent Stock, (v) 64,141 restricted stock units (of which 56,427 are vested) and (vi) 93,341 shares of restricted stock.

(b) Except as set forth in this Section 6.05, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). With the exception of certain redemption rights related to the 8,381 outstanding shares of Parent Preferred Stock and the Parent’s share repurchase program described in the Parent SEC Documents, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities.

Section 6.06 Subsidiaries.

(a) Each Subsidiary of Parent is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of Parent is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary. All “Significant Subsidiaries” (as defined by Rule 1-01(w) of Regulation S-X) of Parent and their respective jurisdictions of incorporation or organization are identified in the Parent 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

Section 6.07 SEC Filings and Compliance.

(a) Parent has made available to the Bank (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2011, 2012 and 2013, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 2013, June 30, 2013 and March 31, 2013, (iii) its proxy statements relating to meetings of Parent’s shareholders held since December 31, 2012, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2012 (the documents referred to in this Section 6.07(a), collectively, the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.08 Financial Statements. The audited consolidated financial statements for the years ending December 31, 2013 and December 31, 2012 included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 6.09 Disclosure Documents.

(a) None of the information provided by Parent for inclusion in the Bank Proxy Statement or any amendment or supplement thereto, at the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Stock under the 1933 Act in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Xenith Bank by the Bank specifically for use therein.

Section 6.10 Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and Xenith Bank has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Bank and as disclosed in the Parent SEC Documents filed prior to the date hereof, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or Xenith Bank of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or Xenith Bank (other than repurchases pursuant to the Parent’s share repurchase program); and

(c) any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 6.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or Xenith Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to be, individually or in the aggregate, material to Parent.

Section 6.12 Compliance with Laws. Except as set forth in Section 6.12 of the disclosure schedule delivered by Parent to Bank on or prior to the date hereof (the “Parent Disclosure Schedule”):

(a) Parent and Xenith Bank are and, since December 22, 2009, have been in material compliance with, and to the knowledge of Parent are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law, order, rule, regulation, policy and/or guideline of any regulatory body or Governmental Entity.

(b) The deposits of Xenith Bank are insured by the FDIC under the FDIA and Parent has made available to the Bank a true and complete copy of the certificate issued by the FDIC to that effect.

Section 6.13 Finders’ Fees. Except for SunTrust Robinson Humphrey, Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.14 Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

ARTICLE VII

COVENANTS OF THE BANK

The Bank agrees that:

Section 7.01 Conduct of the Bank. From the date hereof until the Effective Time or such earlier date as this Agreement may be properly terminated in accordance with Article XI, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Xenith Bank and Parent, the Bank shall conduct its business in the ordinary course consistent with past practice and safe and sound banking practices and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, except as contemplated by Sections 9.10, 10.02(h) and 10.02(i).

Section 7.02 Required Acts of the Bank. Between the date of this Agreement and the Effective Time, the Bank shall, except with the prior written consent of Parent:

(a) Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Bank may in good faith reasonably dispute;

(b) Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c) File all reports required to be filed with Governmental Entities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings;

(d) Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Taxing Authority;

(e) Account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP); and

(f) Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the then-applicable instructions for Call Reports and the Uniform Retail Credit Classification and Account Management Policy.

Section 7.03 Prohibited Acts of the Bank. Without limiting the generality of the provisions of Section 7.01, from the date hereof until the Effective Time, the Bank shall not do any of the following, except with the prior written consent of Parent:

(a) adopt or propose any change to its articles of incorporation or bylaws;

(b) except as otherwise contemplated by this Agreement, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person, or reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind;

(c) sell, lease, license or otherwise dispose of any material amount of assets, securities or property;

(d) make any additions to capital other than in the ordinary course of business through results of operations;

(e) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any stock dividend, dividends in kind or other distribution), whether in cash, stock or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(f) grant any options or any stock or other equity or equity-based compensation;

(g) take any action that would make any representation and warranty of the Bank hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

(h) except as contemplated by Sections 9.10, Section 10.02(h) and 10.02(i) hereof or the Transaction Documents, (i) grant or commit to paying any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Bank, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank, (iii) increase any benefits payable under any severance or termination pay policies or employment agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase any compensation for employees or increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of the Bank, except for changes required by law;

(i) except as explicitly permitted hereunder, hire any new officers or other senior management or otherwise make any change in the personnel constituting the officers or directors of the Bank;

(j) except as explicitly permitted hereunder or in accordance with applicable law, engage in any transaction with any affiliated person or allow such persons to acquire any assets from the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits accrued or to become accrued under the terms of an Employee Benefit Plan currently in effect and (ii) deposits by, or loans secured by liquid collateral having a fair market value at least equal to the principal balance due on such loan made to, its officers, directors and employees in the ordinary course of business;

(k) except as explicitly permitted hereunder, acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies;

(l) change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by, or required by official recommendations or pronouncements of, any Governmental Entity or enter into any new material line of business;

(m) make, commit to make, renew, extend the maturity of or alter any of the material terms of any loan, except in a manner consistent with the Bank’s loan policy in effect on the date hereof, or otherwise make any new loans or other extensions of credit to any borrower which (i) would exceed $250,000, individually or in the aggregate with respect to such borrower or (ii) would exceed $100,000 and are not secured by real property or marketable securities (in each case appropriately margined); provided that the Bank may renew any existing loans or extensions of credit in excess of such amounts if the terms of such renewals are no less favorable to the Bank than the existing terms of such loans or extensions of credit;

(n) except as provided in the Bank’s investment policy in effect on the date hereof, sell (provided, however, that payment at maturity or prepayment is not deemed a sale) any investment security or purchase any investment security;

(o) participate in any Whole Loan Transaction, securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a)(4) of the SEC’s Regulation S-K), other than “off-balance sheet arrangements” of the nature described in Section 5.23(b) of the Bank Disclosure Schedule;

(p) become a party to any Derivative Transaction, whether entered into for the account of the Bank or its customers;

(q) acquire any real or personal property (except for property acquired through foreclosure or the acquisition of personal property which is budgeted for in the Bank’s annual budget) resulting in expenditures in excess of $50,000 in the aggregate; and

(r) agree or commit to do any of the foregoing.

Section 7.04 Shareholder Meeting; Proxy Material.

(a) The Bank shall cause a meeting of its shareholders (the “Bank Shareholder Meeting”) to be duly called, noticed and held as soon as reasonably practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger. Subject to Section 7.05, the Board of Directors of the Bank shall recommend approval and adoption of this Agreement and the Plan of Merger by the Bank’s shareholders. In connection with the Bank Shareholder Meeting, the Bank shall (i) promptly prepare and file with the Board, use commercially reasonable efforts to have cleared by the Board and thereafter mail to its shareholders as promptly as practicable the Bank Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement, the Plan of Merger and the transactions contemplated hereby, and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Subject to Section 7.05, (i) the Bank Proxy Statement shall include a statement to the effect that the Board of Directors of the Bank unanimously recommends that the Bank shareholders vote in favor of the adoption and approval of this Agreement and the Plan of Merger. The Bank shall use commercially reasonable efforts to ensure that the Bank Proxy Statement includes the opinion of the financial advisor referred to in Section 5.18. The Bank shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Bank Shareholder Meeting are solicited in compliance with all applicable laws. Notwithstanding anything to the contrary contained in this Agreement, the Bank shall, at

Parent’s request, adjourn or postpone the Bank Shareholder Meeting (i) if as of the time for which the Bank Shareholder Meeting is originally scheduled there are insufficient Bank Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Bank Shareholder Meeting or (ii) to solicit additional proxies in favor of the adoption and approval of this Agreement and the Plan of Merger.

Section 7.05 No Solicitation; Other Offers.

(a) The Bank shall not, and shall cause its officers, directors, employees, investment bankers, attorneys, accountants, consultants, advisors and other agents and representatives not to, directly or indirectly, (i) solicit, initiate, induce or take any action to facilitate or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information relating to the Bank or afford access to the business, properties, assets, books or records of the Bank to any Third Party relating to, an Acquisition Proposal, (iii) grant any waiver or approval under Articles 14 or 14.1 of the VSCA with respect to any Third Party, (iv) execute or enter into, or propose to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share exchange agreement, merger agreement or similar document or any contract, agreement, arrangement or understanding (whether binding or not) with respect to any Acquisition Proposal or transaction contemplated thereby or, (v) in the case of the Board of Directors of the Bank (or any committee thereof), fail to make or withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, its recommendation to its shareholders referred to in Section 7.04 (the “Bank Recommendation”).

(b) Notwithstanding the foregoing, prior to the time that, but not after, the shareholders of the Bank approve the Plan of Merger at the Bank Shareholder Meeting, the Bank may (i) engage in negotiations or discussions with any Third Party that has made a written bona fide Acquisition Proposal that did not result from a violation of Section 7.05(a) and that the Board of Directors of the Bank determines in good faith, after consultation with its financial advisors, constitutes or will reasonably lead to a Superior Proposal or (ii) furnish to such Third Party nonpublic information relating to the Bank pursuant to a confidentiality agreement (a copy of which shall be provided to Parent) with terms no less favorable to the Bank (including standstill and non-solicitation provisions) than those contained in the Confidentiality Agreement, provided that the Bank promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; provided, however, that in the case of clauses (i) and (ii), the Board of Directors of the Bank shall have determined in good faith, after consultation with outside legal counsel, that taking such action is necessary to comply with its legal duties to the shareholders of the Bank under Virginia Law and the Bank complies with Section 7.05(c).

(c) The Bank shall not take, or cause to be taken, any of the actions referred to in clauses (i) or (ii) of Section 7.05(b) unless the Bank shall have provided Parent with 24 hours’ prior written notice advising Parent that it intends to take such action, which notice shall identify the Third Party making the Acquisition Proposal and its advisors, describe the material terms and conditions of such Acquisition Proposal, and include a copy of any proposed agreements relating thereto. In addition, the Bank shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Bank (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any inquiry or request for information relating to the Bank or for access to the business, properties, assets, books or records of the Bank by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Bank shall provide such notice orally and in writing and shall identify such Third Party and its advisors, describe the material terms and conditions of, any such Acquisition Proposal, indication, inquiry or request. The Bank shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication, inquiry or request (including any subsequent changes or amendments thereto and withdrawals thereof) and shall provide Parent with copies of all documents and written communications (and written summaries of all material oral communications) received by the Bank with respect to any such Acquisition Proposals, indications, inquiries or requests.

(d) Notwithstanding anything in this Agreement to the contrary, prior to the time that, but not after, the shareholders of the Bank approve the Plan of Merger at the Bank Shareholder Meeting, the Board of Directors of the Bank may, in response to a Superior Proposal that did not result from a violation of this Section 7.05, (i) fail to make or withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Bank Recommendation and recommend such Superior Proposal to the shareholders of the Bank (an “Adverse Recommendation Change”) and (ii) cause the Bank to terminate this Agreement pursuant to Section 11.01(d)(i) and substantially concurrently enter into a definitive written agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Bank shall not be entitled to take any of the actions described in clause (i) or (ii) of this Section 7.05(d) unless:

(i) the Bank shall have notified Parent in writing (the “Adverse Notice”) that it intends to take such action, specifying in reasonable detail the reasons therefor, identifying the Third Party making such Superior Proposal, describing in reasonable detail the material terms and conditions of such Superior Proposal, and including a copy of the proposed definitive agreement with respect thereto;

(ii) during the five (5) Business Day period following Parent’s receipt of the Adverse Notice (the “Notice Period”), the Bank negotiates, and causes its advisors to negotiate, in good faith with Parent, if Parent so desires, to make adjustments to the terms of this Agreement;

(iii) as of the close of business on the last day of the Notice Period, Parent does not make a proposal to the Bank that would, in the reasonable good faith judgment of the Board of Directors of the Bank (after consultation with its outside legal counsel and financial advisor), permit the Board of Directors of the Bank to proceed with the Bank Recommendation and not make an Adverse Recommendation Change or so terminate this Agreement as contemplated in the Adverse Notice;

(iv) the Bank has otherwise complied with its obligations under this Section 7.05;

(v) the Board of Directors of the Bank determines in good faith, after consultation with outside legal counsel and after giving effect to any adjustments to the terms of this Agreement that were proposed by Parent, that taking such action is necessary to comply with its legal duties to the shareholders of the Bank under Virginia Law; and

(vi) the Bank promptly terminates this Agreement pursuant to Section 11.01(d)(i) and promptly enters into such definitive agreement with respect to the Superior Proposal.

If, following the Notice Period, the Board of Directors of the Bank determines not to effect an Adverse Recommendation Change and/or terminate this Agreement and thereafter there is any material changes to the facts and circumstances giving rise to the Adverse Notice or any change to the financial or material terms of the Acquisition Proposal that previously constituted a Superior Proposal, the Bank shall be required to comply again with the requirements of this Section 7.05(d) before effecting an Adverse Recommendation Change and/or terminating this Agreement as provided in clauses (i) and (ii), provided that references to the five (5) Business Day period in the Notice Period shall then be deemed to be references to a three (3) Business Day period.

(e) Nothing contained herein shall prevent the Board of Directors of the Bank from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withholding, withdrawing, qualifying or modifying in a manner adverse to Parent the Bank Recommendation, then Parent shall have the right to terminate this Agreement as set forth in Section 11.01(c).

The Bank shall, and shall cause the advisors, employees and other agents of the Bank to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its best efforts and exercise any applicable rights under any confidentiality or non-disclosure agreements to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Bank that was furnished by or on behalf of the Bank to return or destroy all such information.

(f) From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the date on which this Agreement is terminated, the Bank shall not amend or grant any waiver or release under, or fail to enforce, any (i) any non-solicitation or non-competition covenants or similar agreements with respect to the Bank or any of its directors, officers, employees, consultants, or agents and (ii) standstill or similar agreements with respect to any Acquisition Proposals unless, in the case of clause (ii), the Board of Directors of the Bank determines in good faith that taking such action is necessary to comply with its legal duties to the shareholders of the Bank under Virginia Law.

(g) The Bank shall not submit to the vote of the Bank shareholders any Acquisition Proposal prior to the termination of this Agreement.

(h) The Bank acknowledges and agrees that any action inconsistent with any provision set forth in this Section 7.05 that is taken by any director, officer, employee, agent, advisor or other representative of the Bank shall be deemed to constitute a breach of such provision by the Bank.

(i) The following terms shall have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer (other than the transactions with Parent contemplated by this Agreement) with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Bank, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in the Bank or (3) any purchase of assets, securities or other ownership interests representing an amount equal to or greater than 25% of the consolidated assets of the Bank, taken as a whole.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “50%”) made by a Third Party that is on terms that the Board of Directors of the Bank (after consultation with a financial advisor of recognized reputation) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including, without limitation, any break-up fees, expense reimbursement provisions and conditions to consummation), the likelihood of obtaining financing, and the Third Party making the proposal, would, if consummated, result in a transaction more favorable to the Bank shareholders from a financial point of view than the transaction contemplated by this Agreement, taking into account any changes in the transaction proposed by Parent.

Section 7.06 Tax Matters.

(a) The Bank shall not make (other than consistent with the Bank’s past practice) or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Bank.

(b) To the extent required by GAAP or RAP, as applicable, the Bank shall establish or cause to be established in accordance with GAAP or RAP, as applicable, on or before the Effective Time an adequate accrual for all material Taxes of the Bank due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes incurred by the Bank in connection with and due before the Merger (including any real property transfer Tax and any similar Tax) shall be paid by the Bank when due, and the Bank shall, at its own expense, file all necessary Tax Returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, the Bank shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) All Tax Sharing Agreements or similar agreements with respect to or involving the Bank shall be terminated as of the Effective Time and, after the Effective Time, the Bank shall not be bound thereby or have any liability thereunder.

Section 7.07 Additional Financial Statements. The Bank shall (i) promptly furnish Parent with true and complete copies of all (x) Current Bank Regulatory Documents and Call Reports for the Bank as filed with Governmental Entities between the date of this Agreement and the Effective Time and (y) monthly directors’ reports of the Bank, and (ii) no later than the thirtieth (30th) day following the last day of the month most recently ended, furnish Parent with true and complete copies of all consolidated unaudited month-end financial statements of the Bank (including the Watch List and the then current allowance for loan and lease losses as of such month-end). The Call Reports shall fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with RAP. The Call Reports shall not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 7.08 Obligations of the Bank. The Bank shall take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.09 Shareholder Litigation. Each of the Bank and Parent shall give the other prompt notice of any shareholder (or other equity interest holder) claim or litigation (including any direct action, class action or derivative litigation) against or involving such party or its directors or affiliates (or combination thereof) relating to the Merger or the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such claim or litigation. In addition, no such compromise or full or partial settlement of any such claim or litigation against or involving the Bank or its directors or affiliates (or combination thereof) shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or conditioned).

Section 7.10 Notice of Changes. Prior to the Closing Date, the Bank shall promptly notify Parent in writing upon any individual falling within the definition of “the Bank’s knowledge” with respect to the Bank becoming aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any respect, any representation or warranty made as to the Bank in or pursuant to this Agreement or that results in failure on the part of the Bank to comply with any covenant, condition or agreement contained in this Agreement or (ii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on the Bank. The providing of such information by the Bank to Parent shall not be deemed a waiver by Parent of the breach of any representation or warranty of the Bank contained in this Agreement or the failure to comply with any covenant, condition or agreement contained in this Agreement.

ARTICLE VIII

COVENANTS OF PARENT

Parent agrees that:

Section 8.01 Conduct of Parent. From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

(a) Parent shall not adopt or propose, and shall not permit Xenith Bank to adopt or propose, any change in its or Xenith Bank’s articles of incorporation or bylaws that would have a material and adverse impact on the value of the Parent Stock; and

(b) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

Section 8.02 Obligations of Xenith Bank. Parent shall take all action necessary to cause Xenith Bank to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.03 Director and Officer Liability. Parent shall cause the Surviving Bank, and the Surviving Bank hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Bank shall indemnify and hold harmless the present and former officers and directors of the Bank (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Virginia Law or any other applicable laws and provided under the Bank’s articles of incorporation and bylaws in effect on the date hereof.

(b) For six (6) years after the Effective Time, the Surviving Bank shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Bank’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.03(b), the Surviving Bank shall not be obligated to pay premiums in excess of 300% of the amount per annum the Bank paid in its last full fiscal year, which amount Bank has disclosed to Parent prior to the date hereof.

(c) If Parent, the Surviving Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank, as the case may be, shall assume the obligations set forth in this Section 8.03.

(d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Bank or any of its Subsidiaries, or under Virginia Law or any other applicable laws or under any agreement of any Indemnified Person with the Bank or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04 Registration Statement. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action reasonably required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger.

Section 8.05 Stock Exchange Listing. If required, Parent shall use its commercially reasonable efforts to case the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the NASDAQ Capital Market, subject to official notice of issuance.

ARTICLE IX

COVENANTS OF PARENT AND THE BANK

The parties hereto agree that:

Section 9.01 Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Bank and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 9.02 Certain Filings.

(a) The Bank and Parent shall cooperate with one another (i) in connection with the preparation of the Bank Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Bank Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Bank and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Bank Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Bank shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Bank Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c) The Bank shall also use its best efforts to prepare, or cause to be prepared by its auditors, and shall cooperate with Parent’s auditors in preparing, any financial statements (including pro forma financial statements) or other information required to be filed by Parent pursuant to Regulation S-X in connection with the transactions contemplated by this Agreement.

(d) If (i) at any time prior to the Bank Shareholder Meeting, any event should occur relating to the Bank that should be set forth in an amendment of, or supplement to, the Bank Proxy Statement or the Registration Statement, Bank shall promptly inform Parent and (ii) at any time prior to the Bank Shareholder Meeting, any event should occur relating to Parent or Xenith Bank that should be set forth in an amendment of, or supplement to, the Bank Proxy Statement or the Registration Statement, Parent shall promptly inform Bank, and in the case of (i) or (ii) Bank and Parent will, upon learning of such event, cooperate as necessary to promptly prepare and file and, if required, mail such amendment or supplement to the Bank shareholders; provided, however, that prior to such filing or mailing, Bank and Parent shall consult with each other with respect to such amendment or supplement and reasonable and good faith consideration shall be given to any comments made by such party and its counsel

Section 9.03 Public Announcements. Parent and the Bank shall mutually agree as to the form of press release to be issued with respect to this Agreement and the transactions contemplated hereby, and the form of any investor or analyst materials to be used in connection therewith. Parent and the Bank shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of the Bank or Xenith Bank, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Bank or Xenith Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Bank any and all right, title and interest in, to and under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger.

Section 9.05 Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Bank and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 9.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 9.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 9.06 Notices of Certain Events. Each of the Bank and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Bank or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to one or more of the representations or warranties set forth in Article V or Article VI of this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

Section 9.07 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Bank shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial, regulatory or administrative process or by other requirements of law or regulation, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Bank may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of

Parent and the Bank shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Bank shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence. The provisions of this Section 9.07 shall be deemed to supersede the Confidentiality Agreement.

Section 9.08 Tax-free Reorganization.

(a) Prior to the Effective Time, each of Parent, Xenith Bank and the Bank shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause or permit the Surviving Bank to take, any action after the Effective Time that could cause the Merger not to qualify as a 368 Reorganization.

(b) Each of Parent, Xenith Bank and the Bank shall use its best efforts to obtain the opinions referred to in Sections 10.02(e) and 10.03(b).

Section 9.09 Affiliates. Within 30 days following the date of this Agreement, the Bank shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Bank under Rule 145 of the 1933 Act. The Bank shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit G hereto.

Section 9.10 Employees.

(a) Following the Effective Time, all employees of the Bank and its Subsidiaries (the “Bank Employees”) shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or Xenith Bank participate, to the same extent that similarly situated employees of Parent or Xenith Bank participate; provided, however, that Parent may instead continue one or more of the Employee Benefit Plans for the benefit of such employees in lieu of eligibility to participate in the corresponding plan of the Parent or Xenith Bank (it being understood that inclusion of Bank Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). Following the Effective Time, the Bank Employees, upon executing an appropriate release in the form reasonably determined by Parent, shall be eligible to receive upon involuntary termination (for a reason other than cause, death or disability), if such termination occurs within one year after the Effective Time, severance benefits upon the terms set forth in Section 9.10(a) of the Parent Disclosure Schedule.

(b) With respect to each Parent plan for which length of service is taken into account for any purpose, service with the Bank (or predecessor employers) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits) to the extent such service is recognized under the corresponding Employee Benefit Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent plan shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the applicable Employee Benefit Plan. With respect to each Parent plan in which Bank Employees participate, the Bank Employees shall be given credit for amounts paid under a corresponding Employee Benefit Plan during the same plan year for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan.

(c) As of the Effective Time, Parent shall assume and honor and shall cause Xenith Bank to assume and to honor in accordance with their terms all Employee Benefit Plans of the Bank set forth in Section 9.10(c) of the Parent Disclosure Schedule.

(d) Parent shall, or shall cause Xenith Bank to, assume, honor and continue to maintain, subject to the terms, the terms of any Excess Parachute Payment Agreement and to the extent permitted by applicable law, the split dollar life insurance agreements and the executive plans identified on Section 9.10(d) of the Bank Disclosure Schedule without reducing or impairing the rights of participants therein (except as provided in an Excess Parachute Payment Agreement between a participant and the Bank) and provided further that Parent or its appropriate Subsidiary may substitute new life insurance policies for those identified in Section 9.10(d) of the Bank Disclosure Schedule if the substitution does not impair or reduce the rights of participants. The Bank shall not, from the date hereof until the Effective Time make any withdrawals (other than to pay benefits coming due in the ordinary course under the policies and affiliated executive plans) or take any loans from such split dollar policies. This Section 9.10(d) is intended to be for the benefit of, and shall be enforceable by, the named insured in each such policy and the participants in such executive plans solely for the limited purpose of enforcing the obligations of Parent or its Subsidiaries to assume, honor and continue to maintain such policies and executive plans.

ARTICLE X

CONDITIONS TO THE MERGER

Section 10.01 Conditions to Obligations of Each Party. The obligations of the Bank, Parent and Xenith Bank to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Plan of Merger shall have been approved and adopted by the shareholders of the Bank in accordance with Virginia Law;

(b) no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the Bank Merger Act relating to the Merger shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance; and

(f) all actions or approvals by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger, including the Bank Required Filings and Approvals and the Parent Required Filings and Approvals, shall have been taken, obtained or made; and

(g) the establishment by the Bank of a Rabbi trust mutually agreeable to the Bank and Parent.

Section 10.02 Conditions to the Obligations of Parent and Xenith Bank. The obligations of Parent and Xenith Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Bank shall have performed in all material respects each of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Bank contained in this Agreement (x) that are set forth in Sections 5.01 (first two sentences only), 5.02, 5.03, 5.04(a)(i), 5.04(a)(ii), 5.05, 5.07, 5.08, 5.11, 5.12, 5.13(a), 5.15, 5.17, 5.18 and 5.29 (the “Bank Fundamental Representations”) shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time), and (y) other than the Bank Fundamental Representations, shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect on the Bank and (iii) Parent shall have received a certificate signed by an executive officer of the Bank to the foregoing effect;

(b) there shall not be pending any unresolved action or proceeding by any Governmental Entity or by any other Person before any court or governmental authority or agency (other than a proceeding of the type described in Section 10.02(g) below), (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages and directly or indirectly relating to the adequacy of disclosure in the Bank Disclosure Documents, the Merger or the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit Parent’s operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Bank or, if such action or proceeding directly or indirectly relates to the Merger or the transactions contemplated by this Agreement, of the Parent and its Subsidiaries (including, following the Effective Time, the Surviving Bank), taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Bank or of Parent and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Bank or, if such action or proceeding directly or indirectly relates to the Merger or the transactions contemplated by this Agreement, on the Parent and its Subsidiaries (including, following the Effective Time, the Surviving Bank), taken as a whole;

(c) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court or Governmental Entity other than the application of the waiting period provisions of the Bank Merger Act to the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d) there shall not have been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to be, individually or in the aggregate, material and adverse to the Bank;

(e) Parent shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Xenith Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibits F and G hereto;

(f) the Bank shall have delivered to Parent a certification dated not more than 30 days prior to the Effective Time and signed by the Bank to the effect that the Bank is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(g) after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action, examination or determination of any governmental agency or department relating to the status or conduct of the Bank or any of its Subsidiaries that, in the opinion of the Board of Directors of Parent, adversely affects in any material manner the anticipated economic benefits to Parent of the transactions contemplated hereby;

(h) the Bank shall have delivered to Parent a separation and consulting agreement substantially in the form attached hereto as Exhibit C executed by Kenneth E. Smith (the “Separation and Consulting Agreement”);

(i) the Bank shall have delivered to Parent an offer letter substantially in the form attached hereto as Exhibit D executed by Robert L. Bailey (the “Offer Letter”);

(j) Parent and its employees, attorneys, accountants and other agents shall have been permitted to complete a full investigation of the books, records, assets, liabilities, operations, prospects, businesses and condition of the Bank, and Parent shall be satisfied in its good faith discretion with the results of such investigation;

(k) Parent having received from each of the directors of the Bank an instrument dated as of the Closing Date releasing the Bank from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit E. Further, Parent having received from the President and Chief Executive Officer of the Bank, an instrument dated as of the Closing Date releasing the Bank from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit F;

(l) [RESERVED]

(m) The Bank shall have received an extension of the agreement identified in Section 10.02(m) of the Bank Disclosure Schedule of the nature described therein and reasonably acceptable to Parent; and

(n) the Bank shall have delivered to Parent an excess parachute payment agreement substantially in the form attached hereto as Exhibit J (the “Excess Parachute Payment Agreement”) executed by Robert L. Bailey and an Excess Parachute Payment Agreement executed by Kenneth E. Smith.

Section 10.03 Conditions to the Obligations of the Bank. The obligations of the Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Xenith Bank shall have performed in all material respects each of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Xenith Bank contained in this Agreement (x) that are set forth in Sections 6.01 (first sentence only), 6.02, 6.03, 6.04(a)(i), 6.04(a)(ii), 6.05, 6.08, 6.10, 6.11, 6.12(a) and 6.13 (the “Parent Fundamental Representations”) shall be true and correct on the date hereof and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time), and (y) other than those set forth in Parent Fundamental Representations, shall be true and correct in all material respects on the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true and correct as of such earlier time), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect on Parent or Xenith Bank, taken as a whole, and (iii) the Bank shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) The Bank shall have received an opinion of Williams Mullen in form and substance reasonably satisfactory to the Bank, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Xenith Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibit H and I hereto.

ARTICLE XI

TERMINATION

Section 11.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Bank):

(a) by mutual written agreement of the Bank and Parent;

(b) by either the Bank or Parent, if:

(i) the Merger has not been consummated on or before October 31, 2014 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Bank or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) this Agreement and the Plan of Merger shall not have been approved and adopted in accordance with the VSCA by the Bank’s shareholders at the Bank Shareholder Meeting (or any adjournment thereof);

(c) by Parent if:

(i) if the Board of Directors of the Bank shall have made or publicly proposed to make an Adverse Recommendation Change;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or the Bank shall have willfully and materially breached its obligations under Sections 7.04 or 7.05;

(iii) it determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby;

(d) by the Bank, if:

(i) the Board of Directors of the Bank has authorized the Bank to enter into a definitive written agreement with respect to a Superior Proposal in accordance with Section 7.05, provided that the Bank shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Xenith Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(iii) during the three trading-day period following the Determination Date:

(1) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

(2) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than the number obtained by (a) dividing the Index Price on the Determination Date by the Index Price on the date of this Agreement and (b) subtracting 0.15 from such quotient (such number being referred to herein as the “Bank Index Ratio”), subject to the following provisions of this Section 11.01(d)(iii). If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent. During the Decision Period commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio by the smallest amount necessary such that the conditions set forth in either clause (1) or (2) above shall be deemed not to exist.

The condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio is increased so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if the Average Closing Price were equal to the product of 0.80 and the Starting Price. The condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio is increased, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if the Parent Ratio were equal to the Bank Index Ratio. If Parent makes such election within the Decision Period, it shall give prompt written notice to the Bank of such election and the revised Exchange Ratio, whereupon the Bank shall have no right to terminate the Agreement pursuant to this Section 11.01(d)(iii) and this Agreement shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio shall have been modified by Parent pursuant to this Section 11.01(d)(iii), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 11.01(d)(iii)).

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 11.01(d)(iii).

For purposes of this Section 11.01(c)(iii), the following terms shall have the meanings indicated below:

“Average Closing Price” means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ Capital Market (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Bank) for the 10 consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

“Index Price” means the median of the last reported sales prices per share of common stock of the group set forth in Section 11.01(d) of the Bank Disclosure Schedule as reported on NASDAQ (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Bank) for the 10 consecutive trading days immediately preceding the Determination Date, the common stock all of which shall be publicly traded and as to which there shall have not been a publicly announced proposal for the acquisition of 20% or more of any such company’s outstanding shares or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares would be issued, in each case at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that, at any time during the period beginning on the date of this Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire 20% or more of any such company’s common stock is announced, or such company announces an acquisition proposal in which 20% or more of such company’s outstanding shares are to be issued, such company will be removed from the Index Group.

“Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Total Stock Consideration by the total number of Bank Shares outstanding as of the close of business on the Determination Date.

“Starting Price” means $5.95.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the number of Bank Shares outstanding at the Effective Time and (z) the Average Closing Price.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Sections 9.07, 12.02, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

if to Parent or Xenith Bank, to:

Xenith Bankshares, Inc.

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Attention: T. Gaylon Layfield, III

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: J. Waverly Pulley, III

if to the Bank, to:

Colonial Virginia Bank

6720 Sutton Road

P.O. 2120

Gloucester, Virginia 23061

Attention: Robert L. Bailey

with a copy to:

Williams Mullen

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

Attention: Wayne “Whit” A. Whitham, Jr.

Section 12.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 8.03, 9.10 and Section 11.02.

Section 12.03 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the Plan of Merger by the shareholders of the Bank and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Bank Shares.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.04 Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that in the case of the Bank all such costs and expenses, including legal, advisory, accounting and other fees and expenses related to the transactions contemplated by this Agreement, shall either be paid in full on or prior to Closing or accrued by the Bank prior to Closing.

(b) If a Payment Event (as hereinafter defined) occurs, the Bank shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $350,000, and such fee shall be the sole and exclusive remedy of Parent and Xenith Bank upon a termination of this Agreement resulting from a Payment Event; provided, however, that if such Payment Event is the direct or indirect result of a willful breach by the Bank of any of its agreements or obligations in this Agreement, then Parent and Xenith Bank may pursue any other remedy available to either of them in law or in equity, including additional monetary damages and specific performance in accordance with Section 12.13 of this Agreement.

“Payment Event” means (x) the termination of this Agreement pursuant to Sections 11.01(c)(i) or 11.01(d)(i) or (y) the termination of this Agreement pursuant to Sections 11.01(b)(i) or 11.01(b)(iii) but, in the case of clause (y) only if (I) prior to such termination, an Acquisition Proposal shall have been publicly proposed or a Third Party has publicly announced its intention to make an Acquisition Proposal and (II) within 12 months following the date of such termination: (i) the Bank merges with or into, or is acquired, directly or indirectly, by merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Bank; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding voting or economic interest of the Bank; (or in any of clauses (i) through (iii) above the Bank shall have entered into a definitive agreement providing for such action).

(c) The Bank acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Xenith Bank would not enter into this Agreement. Accordingly, if the Bank fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Xenith Bank in connection with a legal action to enforce this Agreement that results in a judgment against the Bank for such amount.

Section 12.05 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Xenith Bank may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Xenith Bank of its obligations hereunder.

Section 12.06 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 12.07 Governing Law. This Agreement, the Merger and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.

Section 12.08 Jurisdiction.

(a) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any state or federal court located in Richmond, Virginia, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated herein in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(b) Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such suit, action or proceeding, including any appeal thereof.

(c) Each of the parties agrees that service of any process, summons, notice or document may be served on such party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties agree that service of process by U.S. registered mail to its address set forth in Section 12.01 hereof shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

Section 12.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.09.

Section 12.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, by statute or otherwise, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur and that monetary damages would be an inadequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting bonds or other undertakings in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of any such bond or undertaking.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COLONIAL VIRGINIA BANK

By	/s/ Robert L. Bailey
Robert L. Bailey
President & Chief Executive Officer

XENITH BANKSHARES, INC.

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President & Chief Executive Officer

XENITH BANK

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President & Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

merging

COLONIAL VIRGINIA BANK,

a Virginia banking corporation

with and into

XENITH BANK

a Virginia banking corporation

1. Merger. Colonial Virginia Bank, a Virginia banking corporation (“CVB”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Xenith Bank, a Virginia banking corporation (“Xenith”), a wholly-owned subsidiary of Xenith Bankshares, Inc., a Virginia corporation (“Parent”). Xenith shall be, and shall continue as, the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of CVB shall cease.

2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Xenith and CVB shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Xenith and CVB shall be the debts, liabilities and duties of the Surviving Corporation.

3. Articles of Incorporation and Bylaws.

(a) The articles of incorporation of Xenith in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the VSCA.

(b) The bylaws of Xenith in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

4. Manner and Basis of Converting Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of CVB or Xenith:

(a) Xenith Common Stock. Each issued and outstanding share of common stock, par value $4.00 per share, of Xenith (“Xenith Common Stock”) outstanding immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and non-assessable share of common stock, par value $4.00 per share, of the Surviving Corporation with

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the same rights, powers, and privileges as the shares prior to the Effective Time and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) CVB Common Stock.

(i) Each outstanding share of common stock, par value $5.00 per share, of CVB (“CVB Common Stock”) outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive 2.65 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of the Parent (the “Parent Stock”), as may be adjusted pursuant to Section 7 below, without interest and less applicable amounts for taxes (the “Merger Consideration”).

(c) Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of CVB Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market System, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

(d) Stock Options.

(i) CVB Stock Options. At the Effective Time, each option granted by CVB to purchase CVB Common Stock pursuant to CVB’s 2004 Equity Compensation Plan (the “CVB Option Plan”, and each an “CVB Option”), which is then outstanding and unexercised, whether or not vested, shall cease to represent a right to acquire CVB Common Stock and shall be converted automatically into an option to purchase shares of Parent Stock (a “Parent Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CVB Option Plan under which such CVB Option was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between CVB and an optionee regarding CVB Options):

(A) the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of shares of CVB Common Stock subject to the original CVB Option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(B) the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of CVB Common Stock under the original CVB Option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

(C) notwithstanding anything else contained in this Section 4(d), it is the intention of the parties that the grant of Parent Options in substitution for the CVB Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related CVB Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 4(d) shall be interpreted to further such purpose and intention.

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(ii) At the Effective Time, Parent shall, as a result of the Merger, automatically assume the CVB Option Plan, including all rights and obligations thereunder.

5. Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (a) certificates representing CVB Common Stock (the “Certificates”) or (b) uncertificated CVB Common Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Section 5, subject to Section 6, certificates representing the shares of Parent Stock that constitute the Merger Consideration (subject to the Parent’s option in Section 6 that the Merger Consideration be in uncertificated book-entry form). As soon as reasonably practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of CVB Common Stock as of immediately prior to the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Uncertificated Shares, an “agent’s message” or other evidence of transfer as the Exchange Agent may reasonably require) for use in such exchange.

6. Exchange Procedures; Surrender and Payment.

(a) Each holder of CVB Common Stock that has been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the CVB Common Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting the Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of CVB Common Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration without interest.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent

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any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of CVB Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 6.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 5 that remains unclaimed by the holders of CVB Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged CVB Common Stock for the Merger Consideration in accordance with this Section 6 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of CVB Common Stock for any amounts paid to a public official or other Governmental Entity pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of CVB Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No dividends or other distributions with respect to securities of Parent constituting the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 4(c), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 6. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 4(c) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

7. Adjustments.

(a) For purposes of this Section 7, the following terms shall have the meanings indicated below:

“Average Closing Price” means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ National Market System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and CVB) for the 10 consecutive trading days immediately preceding the Determination Date.

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“Bank Group” means Community Bankers Trust Corporation, Peoples Bancorp of North Carolina, Inc., Community Financial Corporation, Monarch Financial Holdings, Inc., Old Point Financial Corporation, First South Bancorp, Inc., Fauquier Bankshares, Inc., First Capital Bancorp, Inc., New Century Bancorp, Inc. and Bay Bancorp, Inc.

“Determination Date” means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

“Index Price” means the average composite of the last reported sales prices per share of common stock of the Bank Group as reported on the NASDAQ National Market System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and CVB) for the 10 consecutive trading days immediately preceding the Determination Date, the common stock all of which shall be publicly traded and as to which there shall have not been a publicly announced proposal for the acquisition of 20% or more of any such company’s outstanding shares or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares would be issued, in each case at any time during the period beginning on the date of the Merger Agreement and ending on the Determination Date. In the event that, at any time during the period beginning on the date of the Merger Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire 20% or more of any such company’s common stock is announced, or such company announces an acquisition proposal in which 20% or more of such company’s outstanding shares are to be issued, such company will be removed from the Index Group.

“Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Total Stock Consideration by the total number of CVB Common Stock outstanding as of the close of business on the Determination Date.

“Starting Price” means $5.95.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the number of CVB Common Stock outstanding at the Effective Time and (z) the Average Closing Price.

(b) If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of CVB or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement and, if applicable, the Exchange Ratio and their determination shall be appropriately adjusted.

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(c) If, during the three trading-day period following the Determination Date:

(i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

(ii) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (a) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of the Merger Agreement and (b) subtracting 0.15 from such quotient (such number being referred to herein as the “CVB Index Ratio”), and Parent has elected to increase the Exchange Ratio, then the Exchange Ratio shall be increased by the smallest amount necessary such that the conditions set forth in either clause (i) or (ii) above shall be deemed not to exist. The condition set forth in clause (i) above shall be deemed not to exist if the Exchange Ratio is increased so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if the Average Closing Price were equal to the product of 0.80 and the Starting Price. The condition set forth in clause (ii) above shall be deemed not to exist if the Exchange Ratio is increased, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if the Parent Ratio were equal to the CVB Index Ratio. If the Exchange Ratio is adjusted as provided in this Section 7(c), and any references in this Plan of Merger to the “Exchange Ratio” shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 7(c).

(d) If, during the period between the date of the Merger Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of Section 7(c).

8. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the CVB Common Stock represented by such Certificate, as contemplated by this Section 8.

9. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the CVB Common Stock in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

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10. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of Parent, Xenith and CVB at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of Xenith and CVB shall not:

(a) alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the shareholders of or owners of eligible interests in Xenith or CVB;

(b) alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders of Xenith or CVB in any material respect; or

(c) alter or change any term of the Articles of Incorporation of Xenith, except as permitted by Section 13.1-706 of the VSCA.

11. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of Xenith and CVB. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

12. Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

(a) “Closing Date” shall mean the date when the Effective Time is to occur.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Governmental Entity” shall mean any governmental body, agency, official or authority, domestic, foreign or supranational, including, but not limited to, the Board of Governors of the Federal Reserve System, the FDIC and the BFI.

(d) “Merger Agreement” shall mean the Agreement of Merger by and among CVB, Parent and Xenith dated March 20, 2014.

(e) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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EXHIBIT B

FORM OF CVB VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2014 among Xenith Bankshares, Inc., a Virginia corporation (“Parent”), and each of the undersigned, a list of which is set forth on Exhibit A attached hereto (each, a “Shareholder”).

WHEREAS, in order to induce Parent to enter into an Agreement of Merger, dated as of the date hereof (the “Merger Agreement”), between Colonial Virginia Bank, a Virginia banking corporation (“CVB”), Parent and Xenith Bank, a Virginia banking corporation and a wholly-owned subsidiary of Parent (“Xenith Bank”), Parent has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $5.00 per share, of CVB that such Shareholder beneficially owns and either (i) holds jointly with another Shareholder, (ii) holds through an investment entity over which such Shareholder has sole or shared control or (iii) with respect to which such Shareholder has sole voting power (with respect to each Shareholder, the “Shares”) (as used herein, the term “Shares” shall mean (A) all securities of CVB (including all shares of CVB capital stock and all options, warrants and other rights to acquire shares of CVB capital stock) owned by a Shareholder as of the date of this Agreement and either (i) held jointly with another Shareholder, (ii) held through an investment entity over which such Shareholder has sole or shared control or (iii) with respect to which such Shareholder has sole voting power, all as indicated on the signature page hereto, and (B) all additional securities of CVB (including all additional shares of CVB capital stock and all additional options, warrants and other rights to acquire shares of CVB capital stock) of which a Shareholder acquires beneficial ownership during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 5.02 hereof, but excluding in either case any Shares Transferred (as defined below) by a Shareholder to any Person (other than another Shareholder) in accordance with the terms of this Agreement).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of CVB, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of CVB. Each Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of CVB or any other extraordinary transaction involving CVB, other than to vote in favor of, or consent to, the Merger Agreement, the Merger and the Plan of Merger, (iii) corporate action the consummation of which may frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02. Irrevocable Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to such Shareholder’s Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to such Shareholder’s Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.03. No Ownership Interest. Except as set forth in Section 1.02, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of CVB or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as set forth in Section 1.02 or as otherwise expressly provided herein, or the performance of its duties or responsibilities as a shareholder of CVB.

Section 1.04. Other Agreements. Prior to the termination of this Agreement in accordance with Section 5.02 hereof, each of the Shareholders shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally represents and warrants to Parent that:

Section 2.01. Authorization. Such Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers and legal capacity of such Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by Parent, this Agreement is a valid and binding agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse.

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Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Shareholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03. Ownership of Shares. Except for the Shares identified as held “jointly with spouse” on the signature page, such Shareholder is the record and beneficial owner of such Shareholder’s Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). The Shareholders jointly hold the Shares identified as held “jointly with spouse” on the signature page, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04. Total Shares. Except for the Shares and the options to acquire Shares set forth on the signature page hereto, such Shareholder does not beneficially own or have sole voting power with respect to any (i) shares of capital stock or voting securities of CVB, (ii) securities of CVB convertible into or exchangeable for shares of capital stock or voting securities of CVB or (iii) options or other rights to acquire from CVB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVB.

Section 2.05. Finder’s Fees. Except as provided in Section 5.17 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from CVB in respect of this Agreement as a result of any arrangement or agreement made by or on behalf of such Shareholder.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Shareholder that:

Section 3.01 Valid Existence; Authorization. Parent is duly incorporated as a corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent (assuming the due authorization, execution and delivery hereof by the Shareholders).

Section 3.02 Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding on Parent or (iii) result in the imposition of any Lien on any asset of Parent.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby severally covenants and agrees that so long as this Agreement is in effect:

Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Shareholder’s Shares or (ii) acquire, Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or Transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the

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foregoing. In the event that pursuant to Section 7.05(b)(i) of the Merger Agreement the Board of Directors of CVB engages in negotiations or discussions with a Third Party that has made a written bona fide Acquisition Proposal that the Board of Directors of CVB determines will lead to a Superior Proposal, subject to compliance by CVB with the terms of the Merger Agreement, including without limitation Section 7.05 thereof, and subject to compliance by such Shareholder with the terms of this Agreement, nothing in the immediately preceding sentence shall prohibit such Shareholder from engaging in negotiations or discussions with such Third Party regarding such Shareholder entering into (concurrently with or subsequent to the termination of the Merger Agreement pursuant to Section 11.01(d)(i) thereof) (i) a voting agreement, (ii) an agreement with respect to granting a proxy or (iii) an agreement with respect to the sale of such Shareholder’s Shares, in each case with respect to such Acquisition Proposal. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

Section 4.02. Other Offers. Subject to Section 5.11, such Shareholder shall not directly or indirectly take any action that is prohibited under Section 7.05(a)(i) or (ii) of the Merger Agreement with respect to actions to be taken by CVB. Such Shareholder will promptly advise and update Parent after receipt by such Shareholder of an Acquisition Proposal related to the Shares in accordance with the notice provisions applicable to CVB as set forth in Section 7.05 of the Merger Agreement.

Section 4.03. Stop Transfer. Each Shareholder agrees with, and covenants to, Parent that such Shareholder will not request that CVB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement or to CVB.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

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Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest of (a) the Effective Time and (b) termination of the Merger Agreement in accordance with its terms, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.11 hereof.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Successors and Assigns; Obligations of Shareholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent, on the one hand, and a Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.08. Specific Performance; Injunctive Relief. The parties hereto agree that Parent would suffer irreparable damage and that there will be no adequate remedy at law (including monetary damages) in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

Section 5.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of

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delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to a Shareholder, to the appropriate address set forth underneath such Shareholder’s name on the signature pages hereto.

Section 5.11. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of CVB makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of such Shareholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of CVB. This Section 5.11 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

XENITH BANKSHARES, INC.

By:
Name:
Title:

Robert L. Bailey

Number of Shares with regard to which Mr. Bailey has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Bailey has sole or shared control:

Number of Options:

Hal D. Bourque

Number of Shares with regard to which Mr. Bourque has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Bourque has sole or shared control:

Number of Options:

Charles F. Dawson

Number of Shares with regard to which Mr. Dawson has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Dawson has sole or shared control:

Number of Options:

Joseph F. Fary

Number of Shares with regard to which Mr. Fary has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Fary has sole or shared control:

Number of Options:

10

William D. Fary

Number of Shares with regard to which Mr. Fary has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Fary has sole or shared control:

Number of Options:

Walter H. Graham

Number of Shares with regard to which Mr. Graham has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Graham has sole or shared control:

Number of Options:

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Walter B. Hurley, Jr.

Number of Shares with regard to which Mr. Hurley has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Hurley has sole or shared control:

Number of Options:

Joseph A. Lombard, Jr.

Number of Shares with regard to which Mr. Lombard has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Lombard has sole or shared control:

Number of Options:

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Kenneth E. Smith

Number of Shares with regard to which Mr. Smith has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Smith has sole or shared control:

Number of Options:

David G. Walker

Number of Shares with regard to which Mr. Walker has sole voting power:

Number of Shares held jointly with spouse or another shareholder:

Number of shares held through an investment entity over which Mr. Walker has sole or shared control:

Number of Options:

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Exhibit A

SHAREHOLDERS

Robert L. Bailey

Hal D. Bourque

Charles F. Dawson

Joseph F. Fary

William D. Fary

Walter H. Graham

Walter B. Hurley, Jr.

Joseph A. Lombard, Jr.

Kenneth E. Smith

David G. Walker

EXHIBIT C

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is entered dated as of             , 2014, by and between XENITH BANK, a Virginia banking corporation (“Xenith”) and KENNETH E. SMITH (the “Executive”). The Effective Date of this Agreement is the later of the Effective Time (as defined below) or the date that the Executive’s release of claims under Section 3 becomes effective and irrevocable.

RECITALS

WHEREAS, the Executive and Colonial Virginia Bank (“Colonial”) entered into an employment agreement dated as of September 1, 2010 (the “Employment Agreement”); and

WHEREAS, subject to the terms and conditions stated in the Employment Agreement the Executive is entitled to receive severance benefits in the event of certain terminations of the Executive’s employment with Colonial; and

WHEREAS, Xenith, Colonial and Xenith Bankshares, Inc. entered into a merger agreement dated March 20, 2014 (the “Merger Agreement”) pursuant to which Colonial will merge with and into Xenith; and

WHEREAS, the Executive desires to resign from employment with Colonial and to not become an employee of Xenith effective as of the Effective Time (as defined in the Merger Agreement); and

WHEREAS, Xenith and the Executive desire to confirm the terms of the Executive’s resignation and his right to receive the severance benefits described in, but subject to the terms of, the Employment Agreement; and

WHEREAS, Xenith desires to have the benefit of the Executive’s experience and assistance with respect to transition issues that may arise following the Effective Time and the Executive is willing to make himself available to provide such assistance as provided in this Agreement;

NOW, THEREFORE, Xenith and the Executive agree as follows:

1.	Resignation

(a) The Executive shall resign from employment with, and from all offices and positions in which he serves at, Colonial effective as of the Effective Time. The Executive agrees that he shall not become an employee of Xenith at the Effective Time.

(b) Xenith agrees that the Executive’s resignation under this Agreement will be a resignation with Good Reason under the Employment Agreement.

(c) Subject to the terms of the Employment Agreement (including the requirement that the release set forth in Section 3 of this Agreement becomes effective and irrevocable by the Executive), the Executive shall be entitled to receive the severance benefits described in Section 8 of the Employment Agreement. The salary continuation severance benefits shall be paid or provided in accordance with the terms of the Employment Agreement, i.e., commencing on the first day of the seventh (7th) month after the Executive’s “separation from service” under Treasury Regulation Section 1.409A-1(h) and with first payment of the severance benefit including the severance benefits that would have been paid after the Executive’s separation from service but for the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Applicable income and employment taxes shall be deducted and withheld from such benefits.

(d) As additional severance compensation and as additional consideration for the Executive’s release under Section 3, Xenith agrees to make a single sum cash payment to the Executive in the amount of $            .1 Such amount shall be paid to the Executive within thirty (30) days following the date that is six months after the date of the Executive’s “separation from service” under Treasury Regulation Section 1.409A-1(h). Applicable income and employment taxes shall be withheld from such payment.

(e) The Executive also shall be entitled to receive any compensation from Colonial that is earned but unpaid as of the Effective Time including earned but unpaid salary and bonus and accrued but unused vacation or paid time off. The Executive also shall be entitled to any benefits that are payable to him as a former employee of Colonial under the employee benefit plans and agreements maintained by Colonial at the Effective Time.

(f) The Executive shall deliver to Xenith any property of Colonial and any business records or documents in his possession promptly after the Effective Time.

(g) The Executive affirms that he is subject to the covenant against disclosure of confidential information set forth in Section 19 of the Employment Agreement and covenants that he will comply with the terms thereof.

2.	Consulting Services and Compensation

(a) The term of the consulting arrangement described in this Section 2 shall begin on the Effective Date and shall end on [December 31, 2014] (the “Term”). The Executive may terminate this consulting arrangement at any time and Xenith may terminate this consulting arrangement with thirty (30) days’ notice to the Executive if (i) in the opinion of counsel to Xenith the Executive is prohibited from performing services for Xenith by any regulatory agency or under the regulations of any regulatory agency, (ii) the Executive fails to perform the services requested by Xenith or (iii) the Executive dies during the Term.

[1]	The additional amount will be calculated so that the total value of the severance benefit payable under the Employment Agreement, the consulting fees and the additional amount total $250,000, less any reduction necessary to avoid “excess parachute payments.”

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(b) During the Term the Executive shall make himself reasonably available to Xenith to consult with, and provide advice to, Xenith’s Chief Financial Officer with respect to matters requested by Xenith’s Chief Financial Officer, including matters relating to the merger of Colonial and Xenith and transition issues that arise following the merger. The Executive shall not be required to perform more than 30 hours of consulting services in any month. The Executive and Xenith agree that the Executive’s services under this consulting arrangement will not prevent the Executive’s resignation at the Effective Time from constituting a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(c) During the Term the Executive shall be paid $[2,250] per month for the services provided under the consulting arrangement which will be paid in arrears within five (5) days after the end of each month in which services are performed. Xenith will not deduct income or other taxes from such payments and the Executive agrees that he is solely responsible for the payment of income, self-employment and any other taxes to which the payments are subject. The consulting fee described in this paragraph is intended to compensate the Executive for any expenses that may be incurred by the Executive except that upon written request and reasonable supporting documentation, Xenith will reimburse the Executive for travel expenses (including transportation, food and lodging) incurred by the Executive in connection with the performance of the consulting services.

(d) The Executive agrees that in performing services under the consulting arrangement he will be an independent contractor and not an employee of Xenith and that during the Term he will not be eligible to participate in any employee benefit plans or arrangements maintained by Xenith (including plans previously adopted by Colonial); provided, however, that the consulting arrangement shall not affect the Executive’s rights as a former employee under any employee benefit plans or arrangements in which he participated based on his employment with Colonial.

(e) During the Term the Executive will have no authority to assume or create any obligation or liability, express or implied, on behalf of Xenith or in Xenith’s name or to bind Xenith in any manner whatsoever.

(f) In providing the services contemplated by the consulting arrangement, the Executive will be privy to confidential information about Xenith and its affiliates. The Executive agrees that he will not at any time, without the prior written consent of Xenith, disclose, directly or indirectly, any such confidential information or use any such confidential information for any purpose other than providing consulting services to Xenith.

(g) This consulting arrangement is not exclusive and the Executive is not restricted from having other consulting clients, subject to the confidentiality obligation set forth herein and the obligation to make himself reasonably available to provide the consulting services. Although there may be certain services that by their nature require that they be performed at specified locations, the Executive is generally free to perform the consulting services wherever the Executive sees fit, consistent with the reasonable delivery of the services. While Xenith expects that the Executive will be reasonably available to provide the consulting services, Xenith does not have the authority to dictate how those services will be performed.

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3.	Release[2]

(a) In consideration of the payment of severance benefits in accordance with, and subject to, Section 8 of the Employment Agreement, the additional payment described in Section 1(d) hereof and the Executive’s rights under the consulting arrangement, the Executive, for the Executive and the Executive’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Executive Releasors”), does hereby irrevocably and unconditionally release, acquit, and forever discharge Colonial, Xenith and Xenith Bankshares, Inc., and their current and former parents, subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, owners, partners, agents, parents, employees, including without limitation all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law that the Executive Releasors had, now have, or may hereafter claim to have had against each or any of the Company Releasees by reason of any matter, cause, or thing occurring, done, or omitted to be done and existing on the date the Executive signs this Agreement. Without limitation, this Agreement includes a knowing and voluntary waiver of any and all rights, claims, and causes of action for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, and age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, and any other federal, state, or local anti-discrimination law) or any other unlawful criterion or circumstance, and any claims arising under common law, including breach of contract claims relating to the Executive’s prior employment with any Company Releasee, and except as expressly provided herein, including a full release of any and all claims under the Employment Agreement. The Executive is not waiving or releasing any claims (i) to the payment of the severance benefits in accordance with, and subject to, Section 8 of the Employment Agreement or Section 1(d) of this Agreement; (ii) to the payment of compensation for consulting services as provided in this Agreement; (iii) any rights that the Executive has as a former employee under Colonial’s employee benefit plans and agreements including, without limitation, the Colonial Virginia Bank Executive Retirement Plan or (iv) any claims that may arise after the Executive executes this Agreement.

(b) Nothing in this Agreement is intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Executive believes the Executive may have against the Company Releasees. However, by executing this Agreement, the Executive hereby waives the right to recover damages, injunctive or equitable relief, or any other type of remedy in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity

[2]	Agreement should be signed by the Executive at the Effective Time.

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Commission or any state human rights commission on the Executive’s behalf. In addition, this Agreement is not intended to interfere with the Executive’s right to challenge that this waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, although the Executive, by signing below, specifically represents to the Company Releasees that Executive has entered into this Agreement knowingly and voluntarily.

(c) The Executive acknowledges that this Agreement does not constitute an admission by any of the Company Releasees of any unlawful acts or of any violation of federal, state, or local laws. The parties to this Agreement expressly deny any such unlawful act or violation.

(d) The Executive acknowledges and agrees that, if the Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim, or proceeding against the Company Releasees with respect to any cause, matter, or thing which is the subject of the release under Section 3 of this Agreement, this Agreement may be raised as a complete bar to any such action, claim, or proceeding, and the applicable Company Releasee(s) may recover from the Executive all expenses and costs incurred in connection with such action, claim, or proceeding, including attorneys’ fees. In addition, the Executive represents that the Executive is not aware of any claims that he has or may have against any of the Company Releasees.

(e) The Executive understands that he should consult with an attorney prior to executing this Agreement. The Executive further acknowledges that he has twenty-one (21) days to consider this Agreement and his decision to enter into it. In addition, the Executive has a period of seven (7) days following the execution of this Agreement during which the Executive may revoke this Agreement by sending written notification of such revocation to Xenith. Should the Executive exercise his right to revoke during the seven-day revocation period, this entire Agreement will become null and void, and neither the Executive nor Xenith will have any rights or obligations under it. If the Executive does not revoke this Agreement within seven (7) days, it will become effective and enforceable on the eighth day after the Executive signs it or, if later, at the Effective Time.

4.	Miscellaneous

(a) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, supersedes all prior understandings and writings concerning the subject matter hereof and may be amended or modified only by a writing signed by the parties.

(b) The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any rights or remedies contained in this Agreement shall not be construed as a waiver or relinquishment for the future of such terms, provisions, rights or remedies.

(c) This agreement shall be binding on, and inure to the benefit of, the successors of Xenith and the heirs of the Executive.

(d) This agreement shall be governed by the laws of the Commonwealth of Virginia except to the extent that the laws of the Commonwealth of Virginia would require the application of the laws of another State.

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IN WITNESS WHEREOF, Xenith and the Executive have executed this Agreement.

XENITH BANK	KENNETH E. SMITH

By

Date: , 2014	Date: ,2014

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EXHIBIT D

[Xenith Bank Stationery]

                 , 2014

Mr. Robert L. Bailey

202 Pohick Run

Yorktown, Virginia 23693

Dear Bob:

We are very excited about you joining Xenith Bank as Executive Vice President, reporting to [me]. This letter will detail the specifics of our recent conversations about your position here. [Your primary duties will be as outlined on the attached job description.] Please note that Xenith may modify job titles, salaries and benefits from time to time as it deems necessary.

Title: Executive Vice President of Xenith Bank and President – Colonial Virginia Bank.

Start Date: At the “Effective Time” as defined in the Agreement of Merger, dated as of March 20, 2014, among Colonial Virginia Bank, Xenith Bankshares, Inc. and Xenith Bank.

Base Salary: $190,000, annually.

Incentive: In this position you will be eligible to participate in Xenith’s Relationship Manager Incentive Plan. The annual incentive that may be earned under this plan is based on the objectives established for the year and the extent to which those objectives are achieved. However, the annual incentive that you will earn for calendar 2014 will be at least $20,000.

Retention Bonus: If your employment with Xenith continues until the first anniversary of the Effective Time, Xenith will pay you a retention bonus of $30,000. If your employment with Xenith continues until the second anniversary of the Effective Time, Xenith will pay you an additional retention bonus of $30,000. If Xenith terminates your employment for a reason other than “cause,” any unpaid retention bonus will be payable to you notwithstanding the termination of your employment. Retention bonus payments that you are entitled to receive (including on account of a termination by Xenith for a reason other than “cause”) will be paid to you in a single sum within ten days after the applicable anniversary of the Effective Time. For the avoidance of doubt, a termination of your employment due to your death or due to your inability to perform the essential functions of your position for ninety consecutive days on account of mental or physical illness or injury or disability will not be a termination by Xenith for a reason other than “cause.” The term “cause” has the same meaning as set forth in Section 9 of your Employment Agreement with Colonial Virginia Bank dated as of August 2, 2010.

Benefits: You will be eligible to participate in a health care program, 401(k) plan, life insurance and other standard medical benefits offered by Xenith to its associates. These benefits may be provided under a plan or program maintained by Xenith or one or more of the benefits may be provided under a plan or program previously established by Colonial.

EXHIBIT D

At-Will Employment. Your employment with Xenith will be on at at-will basis meaning that you may terminate your employment at any time for any reason or no reason and Xenith may terminate your employment for any reason or no reason.

Xenith reserves the right to conduct background investigations and reference checks on all of its potential employees. In addition, we are a drug free workplace, and therefore will ask you to pass a drug test as a condition of your employment. Our personal financial policy is very important to us, and should be taken seriously. We will also ask you to review the Xenith Associate Handbook, sign an acknowledgement that you have read it, and that you understand Xenith’s rules of conduct which are included in the Handbook.

If you wish to accept this offer of employment, please sign and date this letter in the space provided below. Your signature below will confirm that you have no other contractual agreements or arrangements with other employers that will impact your joining Xenith. Your signature below also will confirm that you agree that you are not entitled to any additional compensation or benefits under the Employment Agreement between you and Colonial Virginia Bank dated as of August 2, 2010, and that you waive any right that you may have to additional compensation or benefits under that agreement.

Bob, we believe that you will be a terrific fit here at Xenith and that a combination of Xenith and Colonial offers exciting opportunities for you as well as the shareholders of Xenith and Colonial. We expect to benefit from your energy and input as we execute our vision for the combined banks. We further expect that your strong work ethic will help Xenith meet its long term objectives. Please feel free to contact me if you have any questions or comments.

Sincerely,

T. Gaylon Layfield, III
President & CEO

Accepted:	Date:

EXHIBIT E

RELEASE

(Director)

This RELEASE (the “Release”) is made by                                          (the “Director”), in favor of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), and is effective on the date the Director executes it. Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement of Merger (the “Merger Agreement”) dated as of March 20, 2014 among the Bank, Xenith Bankshares, Inc., a Virginia corporation (the “Parent”), and Xenith Bank, a Virginia banking corporation and a wholly-owned subsidiary of Parent, and the related Plan of Merger (the “Plan of Merger”), it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Director has executed and delivered to Parent an instrument releasing the Bank from any and all claims of such Director;

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 10.02(k) of the Merger Agreement as discussed above; and

WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement pursuant to which the Director will be entitled to receive the Merger Consideration and/or pursuant to which such Director’s Bank Options will be converted into Parent Options, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

1. Attached as Schedule 1 hereto is a list of all loans outstanding from the Bank to the Director. The Director acknowledges that, to the best of his or her knowledge, there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against the Bank, except as set forth below. The Director for himself or herself and on behalf of his or her heirs and assigns (the “Director Releasing Parties”) hereby releases, acquits and forever discharges the Bank and its predecessors, successors, assigns, Subsidiaries, and its officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has, had, or may hereafter claim to have had arising from the beginning of time until the date the Director signs the Release; but the Bank is not released from any obligations or liabilities to the Director (a) pursuant to the articles of incorporation or bylaws of the Bank regarding the indemnification of officers or directors; (b) in connection with any deposits (as defined in 12 USC §1813(l)) of the Director or other written contractual obligations of the Bank to the Director existing on the date of this Release and set forth on Schedule 2 hereto; (c) any claims arising under the Merger Agreement or the Plan of Merger and (d) any claims or causes of action first arising after the date the Director signs this Release.

2. The Director hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Director enters into this Release after the opportunity to consult with his or her own legal counsel.

3. THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES RELATED TO THIS RELEASE WILL LIE IN RICHMOND, VIRGINIA.

4. Each clause and provision of this Release is severable. If any clause or provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable clause or provision were not a part hereof and (b) the remaining clauses and provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable clause or provision or by its severance from this Release.

[signature page to follow]

2

THE DIRECTOR:

Print Name:

COMMONWEALTH OF VIRGINIA

City/County of                     :

The foregoing instrument was acknowledged before me this      day of                      by                    .

Notary Public

Notary registration number:

My commission expires:

3

SCHEDULE 1

LOANS OUTSTANDING

4

SCHEDULE 2

CONTRACTUAL OBLIGATIONS

5

EXHIBIT F

RELEASE

(Officer)

This RELEASE (the “Release”) is made by                                          (the “Officer”), in favor of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), and is effective on the date the Officer executes it. Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement of Merger (the “Merger Agreement”) dated as of March 20, 2014 among the Bank, Xenith Bankshares, Inc., a Virginia corporation (the “Parent”), and Xenith Bank, a Virginia banking corporation and a wholly-owned subsidiary of Parent, and the related Plan of Merger (the “Plan of Merger”), it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Officer has executed and delivered to Parent an instrument releasing the Bank, from any and all claims of such Officer;

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 10.02(k) of the Merger Agreement as discussed above; and

WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement pursuant to which the Officer will be entitled to receive the Merger Consideration and/or pursuant to which such Officer’s Bank Options will be converted into Parent Options, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

1. Attached as Schedule 1 hereto is a list of all loans outstanding from the Bank to the Officer. The Officer acknowledges that, to the best of his or her knowledge, there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against the Bank, except as set forth below. The Officer for himself or herself and on behalf of his or her heirs and assigns (the “Officer Releasing Parties”) hereby releases, acquits and forever discharges the Bank and its predecessors, successors, assigns, Subsidiaries, and its officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has, had, or may hereafter claim to have had arising from the beginning of time until the date the Officer signs the Release; but the Bank is not released from any obligations or liabilities to the Officer (a) pursuant to the articles of incorporation or bylaws of the Bank regarding the indemnification of officers or directors; (b) in connection with any deposits (as defined in 12 USC §1813(l)) of the Officer or other written contractual obligations of the Bank to the Officer existing on the date of this Release and as set forth on Schedule 2 hereto; (c) accrued salary, wages or other compensation; (d) pursuant to the provisions of any Employee Benefit Plan available to full-time employees of the Bank in which the Officer participates; (e) any claims arising under the Merger Agreement or the Plan of Merger and (f) any claims or causes of action first arising after the date the Officer signs this Release.

2. The Officer hereby represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Officer enters into this Release after the opportunity to consult with his or her own legal counsel.

3. THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES RELATED TO THIS RELEASE WILL LIE IN RICHMOND, VIRGINIA.

4. Each clause and provision of this Release is severable. If any clause or provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable clause or provision were not a part hereof and (b) the remaining clauses and provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable clause or provision or by its severance from this Release.

[signature page follows]

2

THE OFFICER:

Print Name:

COMMONWEALTH OF VIRGINIA

City/County of                     :

The foregoing instrument was acknowledged before me this      day of                      by                     .

Notary Public

Notary registration number:

My commission expires:

3

SCHEDULE 1

LOANS OUTSTANDING

4

SCHEDULE 2

WRITTEN CONTRACTUAL OBLIGATIONS

EXHIBIT G

FORM OF RULE 145 LETTER FOR BANK AFFILIATES

                 , 2014

Xenith Bankshares, Inc.

One James Center

901 E. Cary Street, Suite 1700

Richmond, Virginia 23219

Colonial Virginia Bank

6720 Sutton Road

P.O. 2120

Gloucester, Virginia 23061

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement of Merger (the “Merger Agreement”) dated as of March 20, 2014 among the Bank, Xenith Bankshares, Inc., a Virginia corporation (the “Parent”), and Xenith Bank, a Virginia banking corporation and a wholly-owned subsidiary of Parent (the “Xenith Bank”), and the related Plan of Merger (the “Plan of Merger”), the Bank will be merged with and into Xenith Bank with Xenith Bank the surviving bank in the merger (the “Merger”).

As a result of the Merger, the undersigned will receive shares of common stock, par value $1.00 per share, of Parent (“Parent Common Shares”) in exchange for shares owned by the undersigned of common stock, par value $5.00 per share, of the Bank (the “Bank Common Stock”).

The undersigned represents, warrants and covenants to Parent and the Bank that, as of the date the undersigned receives any Parent Common Shares as a result of the Merger:

A. The undersigned shall not make any sale, transfer, pledge or other disposition of the Parent Common Shares in violation of the 1933 Act or the Rules and Regulations.

B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the

1

undersigned’s counsel or counsel for the Bank, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer, pledge or otherwise dispose of Parent Common Shares.

C. The undersigned has been advised that the issuance of Parent Common Shares to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the shareholders of the Bank, the undersigned may be deemed an affiliate of the Bank, the undersigned may not sell, transfer, pledge or otherwise dispose of Parent Common Shares issued to the undersigned in the Merger unless such sale, transfer, pledge or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act.

D. Except as set forth in paragraph C above, the undersigned understands that Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Common Shares by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer, pledge or other disposition in compliance with an exemption from such registration.

E. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agents with respect to the Parent Common Shares issued to the undersigned and that there will be placed on the certificates for the Parent Common Shares issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND XENITH BANKSHARES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF XENITH BANKSHARES, INC.”

2

F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s Parent Common Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the stop transfer instructions and legends set forth in paragraphs E and F above shall be terminated or removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Bank and Xenith Bank and will be relied upon by such firms and their respective counsel and accountants.

H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and the Bank that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.

3

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Bank as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

[Remainder of page intentionally left blank]

4

Very truly yours,

By:
Name:

Accepted this day of , 2014 by

XENITH BANKSHARES, INC.

By:
Name:
Title:

1

EXHIBIT H

XENITH BANKSHARES, INC.

Letterhead

                    , 2014

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attn: Jeffry M. Blair

Williams Mullen

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

Attn: J. Conrad Garcia

Re:	Representations Concerning the Merger of Colonial Virginia Bank with and into Xenith Bank, a wholly owned subsidiary of Xenith Bankshares, Inc.

Ladies and Gentlemen:

In connection with the contemplated merger (the “Merger”) of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), with and into Xenith Bank, a Virginia banking corporation (“Xenith Bank”), a wholly owned subsidiary of Xenith Bankshares, Inc., a Virginia corporation (“Parent”), with Xenith Bank surviving, pursuant to the terms of that certain Agreement of Merger, dated as of March 20, 2014, by and between the Bank, Parent and Xenith Bank (the “Merger Agreement”), Hunton & Williams LLP, special counsel to Parent, will render an opinion to Parent, and Williams Mullen, special tax counsel to the Bank, will render an opinion to the Bank, with respect to certain United States federal income tax consequences of the Merger. In connection with the issuance of such opinions, the undersigned, after due inquiry and investigation, hereby represents and certifies, on behalf of Parent and Xenith Bank that the statements and representations contained herein, insofar as they apply to Parent or Xenith Bank, are true, correct and complete as of the date hereof, and will be true, correct and complete at the effective time of the Merger (the “Effective Time”), as if made as of that time, and insofar as they do not apply to Parent or Xenith Bank are to the best of the undersigned’s knowledge true, correct and complete (and the undersigned knows of no fact, situation or condition that would render such statement or representation anything other than true, correct and complete) as of the date hereof, and will be, to the best of the undersigned’s knowledge, true, correct and complete (and the undersigned knows of no fact, situation or condition that would render such statement or representation anything other than true, correct and complete) at the Effective Time, as if made as of that time. To the extent applicable, representations made with respect to Parent shall be deemed made with respect to subsidiaries of Parent. All capitalized terms used but not defined herein shall have the meanings provided for in the Merger Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

1. The facts, representations and covenants relating to the Merger and related transactions that are set forth in the Merger Agreement, the registration statement on Form S-4 initially filed with the Securities and Exchange Commission on             , 2014 (as thereafter amended from time to time and together with all exhibits thereto, the “Registration Statement”) issued in connection with the Merger, and the other documents included or described in the Merger Agreement and/or the Registration Statement, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects.

2. The Merger Agreement and the ancillary agreements thereto represent the entire understanding of Parent, Xenith Bank and the Bank with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement.

3. The Merger will be consummated in compliance with the Merger Agreement and pursuant to Virginia law and neither Parent nor any of its subsidiaries have any plan or intention to waive or modify (and has not waived or modified) any of the material terms or conditions therein.

4. The fair market value of the Parent Common Stock and cash received by each holder of Bank Common Stock will be, at the Effective Time, approximately equal to the fair market value of the Bank Common Stock surrendered in exchange therefor pursuant to the Merger, as determined on the basis of arm’s length negotiations among the parties.

5. The Merger is being undertaken for the business purposes of combining the Bank and Parent as described under the caption “Parent’s Reasons for the Merger” in the Registration Statement and not for the purpose of tax avoidance.

6. At least 40 percent of the fair market value of the Bank’s shareholders’ proprietary interests in the Bank will be preserved as a proprietary interest in Parent received in the Merger within the meaning of Section 1.368-1(e) of the Income Tax Regulations (the “Regulations”), taking into account the special rules provided by Section 1.368-1(e)(2) of the Regulations that apply to merger agreements providing for fixed consideration. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) consideration received prior to the Merger, either in a redemption or acquisition by the Bank or a person related to the Bank as defined in Section 1.368-1(e)(4) of the Regulations (a “Bank Related Person”) of Bank Common Stock or in a distribution with respect to Bank Common Stock, is treated as other property or money received in the exchange for purposes of Code Section 356, or would be so treated if the Bank shareholder also had received Parent Common Stock in exchange for such Bank Common Stock; (ii) Parent or a person related to Parent as defined in Section 1.368-1(e)(4) of the Regulations (a “Parent Related Person”) acquires Bank Common Stock for consideration other than Parent Common Stock; or (iii) following the Merger, Parent redeems its stock issued in the Merger or a Parent

Related Person acquires, for consideration other than Parent Common Stock, Parent Common Stock issued in the Merger. For purposes of this representation: (i) any reference to Parent or the Bank includes a reference to any successor or predecessor of such corporation, except that the Bank is not treated as a predecessor of Parent and Parent is not treated as a successor of the Bank; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of Parent Common Stock or Bank Common Stock by a person acting as an intermediary for Parent, the Bank or a Parent Related Person or Bank Related Person will be treated as made by Parent, the Bank, such Parent Related Person or such Bank Related Person, respectively.

7. There is no plan or intention on the part of Parent or any Parent Related Person to purchase, exchange, redeem, or otherwise acquire, directly or indirectly, any Parent Common Stock issued in the Merger (excluding any fractional shares of Parent common stock exchanged for cash in the Merger). For purposes of this representation, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

8. Xenith Bank will acquire at least 90% of the fair market value of the net assets held by the Bank and 70% of the fair market value of the gross assets held by the Bank immediately prior to the Merger. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay the expenses of the Bank relating to the Merger and all redemptions and distributions (other than regular, normal dividends) made by Bank immediately preceding the Merger will be included as assets of Bank held immediately prior to the Merger.

9. Prior to the Merger, Xenith Bank will be a direct, wholly-owned subsidiary of Parent and Parent will be in control of Xenith Bank within the meaning of Code Section 368(c).

10. Following the Merger, Xenith Bank will not issue additional shares of its stock that would result in Parent losing control of Xenith Bank within the meaning of Code Section 368(c). As of the Closing Date, Xenith Bank will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Xenith Bank that, if exercised or converted, would affect Parent’s retention of control of Xenith Bank within the meaning of Code Section 368(c).

11. Parent has no plan or intention to liquidate Xenith Bank, to merge Xenith Bank with and into another corporation or into any other entity, to convert Xenith Bank into a “disregarded” entity within the meaning of Section 301.7701-3 of the Regulations or a partnership or to sell or otherwise dispose of the stock of Xenith Bank.

12. Parent and Xenith Bank have no plan or intention to sell, distribute, or otherwise dispose of any of the assets of Xenith Bank acquired in the Merger, except for dispositions made in the ordinary course of business, or a transfer described in Code Section 368(a)(2)(C), or transfers permitted under Sections 1.368-2(f), 1.368-2(k) and 1.368-1(d)(4) of the Regulations.

13. To the best knowledge of Parent, the liabilities of the Bank assumed by Xenith Bank and the liabilities to which the transferred assets of Bank are subject, if any, were incurred by the Bank in the ordinary course of its business.

14. Following the Merger, Xenith Bank will continue the historic business of Bank or use a significant portion of the Bank’s business assets in the ordinary course of its business. For purposes of this representation, Xenith Bank will be deemed to satisfy this requirement if the members of Parent’s qualified group (as defined in Section 1.368-1(d)(4)(ii) of the Regulations), in the aggregate, continue the historic business of Bank or use a significant portion of the Bank’s historic business assets (as those terms are used in Section 1.368-1(d) of the Regulations) in a business. Under Section 1.368-1(d)(4)(ii) of the Regulations, a qualified group of a company is one or more chains of corporations connected through stock ownership with the company, but only if the company owns directly stock meeting the control requirements of Code Section 368(c) in at least one other corporation, and stock meeting the requirements of Code Section 368(c) in each of the corporations (except the company) is owned directly or indirectly by one of the other corporations. A company will meet the control requirements of Code Section 368(c) with respect to another corporation if the company owns stock in the corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of such corporation.

15. Parent, the Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Merger.

16. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Bank (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

17. Neither Parent nor any of its subsidiaries is an investment company within the meaning of Code Sections 368(a)(2)(F)(iii) and (iv).

18. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

19. At the Effective Time, the fair market value of the assets of the Bank transferred to Xenith Bank will equal or exceed the sum of the liabilities assumed by Xenith Bank, plus the amount of liabilities, if any, to which the assets are subject.

20. No stock other than Parent Common Stock will be issued in the Merger.

21. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their Bank Common Stock. The fractional share interests of each Bank shareholder will be aggregated, and (with the possible exception of Bank Common Stock held in multiple accounts) no Bank shareholder will receive cash in respect of fractional shares in an amount equal to or greater than the value of one full share of Parent Common Stock.

22. None of the compensation received by any shareholder-employee of the Bank will be separate consideration for, or allocable to, any of their Bank Common Stock; none of the Parent Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

23. Parent knows of no fact, nor has it taken or failed to take (or allowed any of its subsidiaries to take or fail to take) any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and Parent shall use reasonable efforts to cause the Merger to so qualify.

24. The Merger will be reported for U.S. federal income tax purposes by Parent as a “reorganization” within the meaning of Code Section 368(a). Neither Parent nor any of its subsidiaries will take any position on any federal, state, or local income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Code Section 368(a), unless otherwise required by a “determination” as defined in Code Section 1313(a)(1).

25. Parent will retain all records of the Merger that are required to be retained under Section 1.368-3 of the Regulations.

26. The undersigned are authorized to make all the representations set forth herein on behalf of Parent and its subsidiaries.

Parent and Xenith Bank understand that Hunton & Williams LLP and Williams Mullen have not undertaken to independently verify, and have not verified, the facts providing the basis of this letter nor have they been asked to do so. Parent and its subsidiaries understand that Hunton & Williams LLP and Williams Mullen will rely on the statements and representations set forth herein in rendering their opinions pursuant to Section 10.02(e) and 10.03(b) of the Merger Agreement, respectively, concerning certain of the United States federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

[The remainder of this page is left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, I have caused this representation letter to be executed on this      day of             , 2014.

XENITH BANKSHARES, INC.

By:
Name:
Title:

EXHIBIT I

COLONIAL VIRGINIA BANK

Letterhead

                    , 2014

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attn: Jeffry M. Blair

Williams Mullen

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

Attn: J. Conrad Garcia

Re:	Representations Concerning the Merger of Colonial Virginia Bank with and into Xenith Bank, a wholly owned subsidiary of Xenith Bankshares, Inc.

Ladies and Gentlemen:

In connection with the contemplated merger (the “Merger”) of Colonial Virginia Bank, a Virginia banking corporation (the “Bank”), with and into Xenith Bank, a Virginia banking corporation (“Xenith Bank”), a wholly owned subsidiary of Xenith Bankshares, Inc., a Virginia corporation (“Parent”), with Xenith Bank surviving, pursuant to the terms of that certain Agreement of Merger, dated as of March 20, 2014, by and between the Bank, Parent and Xenith Bank (the “Merger Agreement”), Hunton & Williams LLP, special counsel to Parent, will render an opinion to Parent, and Williams Mullen, special tax counsel to the Bank, will render an opinion to the Bank, with respect to certain United States federal income tax consequences of the Merger. In connection with the issuance of such opinions, the undersigned, after due inquiry and investigation, hereby represents and certifies, on behalf of Parent and Xenith Bank that the statements and representations contained herein, insofar as they apply to Parent or Xenith Bank, are true, correct and complete as of the date hereof, and will be true, correct and complete at the effective time of the Merger (the “Effective Time”), as if made as of that time, and insofar as they do not apply to Parent or Xenith Bank are to the best of the undersigned’s knowledge true, correct and complete (and the undersigned knows of no fact, situation or condition that would render such statement or representation anything other than true, correct and complete) as of the date hereof, and will be, to the best of the undersigned’s knowledge, true, correct and complete (and the undersigned knows of no fact, situation or condition that would render such statement or representation anything other than true, correct and complete) at the Effective Time, as if made as of that time. To the extent applicable, representations made with respect to Parent shall be deemed made with respect to subsidiaries of Parent. All capitalized terms used but not defined herein shall have the meanings provided for in the Merger Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”).

1. The facts, representations and covenants relating to the Merger and related transactions that are set forth in the Merger Agreement, the registration statement on Form S-4 initially filed with the Securities and Exchange Commission on             , 2014 (as thereafter amended from time to time and together with all exhibits thereto, the “Registration Statement”) issued in connection with the Merger, and the other documents included or described in the Merger Agreement and/or the Registration Statement, each as amended or supplemented through the date hereof, are true, correct and complete in all material respects.

2. The Merger Agreement and the ancillary agreements thereto represent the entire understanding of Parent, Xenith Bank and the Bank with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement.

3. The Merger will be consummated in compliance with the Merger Agreement and pursuant to Virginia law and neither the Bank nor any of its subsidiaries have any plan or intention to waive or modify (and has not waived or modified) any of the material terms or conditions therein.

4. The fair market value of the Parent Common Stock and cash received by each holder of Bank Common Stock will be, at the Effective Time, approximately equal to the fair market value of the Bank Common Stock surrendered in exchange therefor pursuant to the Merger, as determined on the basis of arm’s length negotiations among the parties.

5. The Merger is being undertaken for the business purposes of combining the Bank and Parent as described under the caption “Bank’s Reasons for the Merger” in the Registration Statement and not for the purpose of tax avoidance.

6. At least 40 percent of the fair market value of the Bank’s shareholders’ proprietary interests in the Bank will be preserved as a proprietary interest in Parent received in the Merger within the meaning of Section 1.368-1(e) of the Income Tax Regulations (the “Regulations”), taking into account the special rules provided by Section 1.368-1(e)(2) of the Regulations that apply to merger agreements providing for fixed consideration. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) consideration received prior to the Merger, either in a redemption or acquisition by the Bank or a person related to the Bank as defined in Section 1.368-1(e)(4) of the Regulations (a “Bank Related Person”) of Bank Common Stock or in a distribution with respect to Bank Common Stock, is treated as other property or money received in the exchange for purposes of Code Section 356, or would be so treated if the Bank shareholder also had received Parent Common Stock in exchange for such Bank Common Stock; (ii) Parent or a person related to Parent as defined in Section 1.368-1(e)(3) of the Regulations (a “Parent Related Person”) acquires Bank Common Stock for consideration other than Parent Common Stock; or (iii) following the Merger, Parent redeems its stock issued in the Merger or a Parent Related Person acquires, for consideration other than Parent Common Stock, Parent Common

Stock issued in the Merger. For purposes of this representation: (i) any reference to Parent or the Bank includes a reference to any successor or predecessor of such corporation, except that the Bank is not treated as a predecessor of Parent and Parent is not treated as a successor of the Bank; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of Parent Common Stock or Bank Common Stock by a person acting as an intermediary for Parent, the Bank or a Parent Related Person or Bank Related Person will be treated as made by Parent, the Bank, such Parent Related Person or such Bank Related Person, respectively.

7. In consideration of or as part of the Merger, the Bank has not sold, transferred or otherwise disposed of any assets, other than pursuant to the Agreement or pursuant to transactions in the ordinary course of its trade or business, that would prevent Parent or members of its qualified group (within the meaning of Regulations Section 1.368-1(d)(4)(ii)) from continuing the historic business of the Bank or using a significant portion of the Bank’s historic business assets in a business after the Merger. For purposes of this representation, a qualified group of a company is one or more chains of corporations connected through stock ownership with the company, but only if the company directly owns stock meeting the control requirements of Code Section 368(c), in at least one other corporation, and stock meeting the requirements of Code Section 368(c) in each of the corporations (except the company) is owned directly or indirectly by one of the other corporations. A company will meet the control requirements of Code Section 368(c) with respect to another corporation if the company owns stock in the corporation possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty (80%) of the total number of shares of all other classes of stock of such corporation.

8. In connection with or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is part: the Bank has not caused, and will not cause, an extraordinary distribution (i.e., a distribution other than a regular, normal dividend) with respect to the Bank Common Stock; neither the Bank nor any Bank Related Person has participated, or will participate, in a purchase, redemption or other acquisition of, or any distribution with respect to, any Bank Common Stock; and neither the Bank nor any Bank Related Person has paid or will pay any amount to, or on behalf of, any shareholder of the Bank in connection with any sale, redemption or other disposition of any Bank Common Stock.

9. The Bank will transfer to Xenith Bank pursuant to the Merger at least 90% of the fair market value of the net assets held by the Bank and 70% of the fair market value of the gross assets held by the Bank immediately prior to the Merger. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay the expenses of the Bank relating to the Merger and all redemptions and distributions (other than regular, normal dividends) made by the Bank immediately preceding the Merger will be included as assets of the Bank held immediately prior to the Merger.

10. The liabilities of the Bank to be assumed by Xenith Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business.

11. The Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Merger.

12. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Bank (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

13. No Bank shareholder has any plan or intention to sell, exchange or redeem, directly or indirectly, any Parent Common Stock issued in the Merger to either Parent, Xenith Bank or any Parent Related Person, excluding any fractional share of Parent Common Stock exchanged for cash in the Merger.

14. Parent has no plan or intention to sell, distribute, or otherwise dispose of any of the assets of the Bank acquired in the Merger, except as described in the Agreement, dispositions made in the ordinary course of business, or in a transfer described in Code Section 368(a)(2)(C) or transfers permitted under Sections 1.368-2(f), 1.368-2(k) and 1.368-1(d)(4) of the Regulations.

15. The Bank is not an investment company within the meaning of Code Sections 368(a)(2)(F)(iii) and (iv).

16. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

17. At the Effective Time, the fair market value of the assets of the Bank transferred to Xenith Bank will equal or exceed the sum of the liabilities assumed by Xenith Bank, plus the amount of liabilities, if any, to which the assets are subject.

18. The payment of cash in lieu of a fractional share of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing a fractional share of Parent Common Stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Bank shareholders instead of issuing a fractional share of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their Bank Common Stock. The fractional share interests of each Bank shareholder will be aggregated, and (with the possible exception of shares of Bank Common Stock held in multiple accounts) no Bank shareholder will receive cash in respect of fractional shares in Parent an amount equal to or greater than the value of one full share of Parent Common Stock.

19. None of the compensation received by any shareholder-employee of the Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Parent Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

20. The Bank knows of no fact, nor has it taken or failed to take (or allowed any of its subsidiaries to take or fail to take) any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and the Bank shall use reasonable efforts to cause the Merger to so qualify.

21. The Merger will be reported for U.S. federal income tax purposes by the Bank as a “reorganization” within the meaning of Code Section 368(a). Neither the Bank nor any of its subsidiaries will take any position on any federal, state, or local income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Code Section 368(a), unless otherwise required by a “determination” as defined in Code Section 1313(a)(1).

22. The undersigned is authorized to make all the representations set forth herein on behalf of the Bank.

The Bank understands that Hunton & Williams LLP and Williams Mullen have not undertaken to independently verify, and have not verified, the facts providing the basis of this letter nor have they been asked to do so. The Bank understands that Hunton & Williams LLP and Williams Mullen will rely on the statements and representations set forth herein in rendering their opinions pursuant to Section 10.02(e) and 10.03(b) of the Merger Agreement, respectively, concerning certain of the United States federal income tax consequences of the Merger and hereby commits to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

[Signature page to follow]

IN WITNESS HEREOF, I have caused this representation letter to be executed on this      day of                     , 2014.

COLONIAL VIRGINIA BANK

By:
Name:
Title:

EXHIBIT J-1

EXCESS PARACHUTE PAYMENT AGREEMENT

THIS EXCESS PARACHUTE PAYMENT AGREEMENT (this “Agreement”) is between ROBERT L. BAILEY (the “Executive”) and COLONIAL VIRGINIA BANK, a Virginia banking corporation (“Colonial”).

RECITALS

WHEREAS, the Executive is a participant in the Colonial Virginia Bank Executive Retirement Plan (the “SERP”); and

WHEREAS, the SERP provides that the Executive will vest in the right to receive certain benefits, subject to the terms and conditions of the SERP, upon a Change in Control (as such term is defined in the SERP); and

WHEREAS, Colonial, Xenith Bank and Xenith Bankshares, Inc. have entered into a Merger Agreement dated March 20, 2014 (the “Merger Agreement”) whereby Colonial will merge with and into Xenith Bank (the “Merger”); and

WHEREAS, completion of the Merger will constitute a Change in Control under the SERP; and

WHEREAS, the Executive previously agreed that any “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“the Code”) that the Executive becomes entitled to receive must be reduced to one dollar ($1.00) less than the maximum amount that can be paid without the payments being “excess parachute payments” (the “Safe Harbor Amount”); and

WHEREAS, Colonial has determined that the accelerated vesting of the Executive’s rights under the SERP will entitle the Executive to receive payments that constitute “excess parachute payments;” and

WHEREAS, Colonial has determined how the Executive’s SERP benefits must be reduced in order for those benefits to equal the Safe Harbor Amount; and

WHEREAS, Colonial and the Executive desire to confirm their agreement on the reduction of the Executive’s SERP benefits; and

WHEREAS, the Executive will not be entitled to receive additional compensation or benefits under the August 2, 2010, employment agreement between the Executive and Colonial on or after the Effective Time (as defined in the Merger Agreement); and

WHEREAS, Colonial’s delivery of this Agreement to Xenith Bank and Xenith Bankshares, Inc. is a condition to completion of the Merger;

NOW, THEREFORE, THE EXECUTIVE AND COLONIAL AGREE AS FOLLOWS:

1.	REDUCTION OF SERP BENEFITS, ETC.

(a) The Executive acknowledges and agrees that he has had an opportunity to consult with his personal tax advisors, financial consultants and legal counsel regarding Section 280G of the Code, the calculations relating to Section 280G of the Code attached hereto as Exhibit I and the impact and reduction of the Executive’s SERP benefits as provided herein.

(b) The Executive agrees that in accordance with the calculations set forth in Exhibit I, the benefit otherwise payable to the Executive under the SERP shall be reduced as described in this paragraph and as illustrated in the example on Exhibit I. Upon the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), but subject to any delay required by Section 409A of the Code, the Executive shall receive one-hundred eighty (180) monthly SERP payments, with the annual 2% increases described in the SERP, that have a total present value (calculated as of the Executive’s separation from service and using the interest rate prescribed for purposes of Section 280G of the Code) equal to $480,704. The reduced SERP benefit shall be payable in accordance with the terms of the SERP. The Executive agrees that the reduced SERP benefit described in this paragraph is equal to the Safe Harbor Amount. The Executive agrees that the example calculation of the reduced SERP benefit shown on Exhibit I reflects the manner in which the reduced SERP benefit will be determined.

(c) The Executive agrees that neither Colonial, Xenith Bank or Xenith Bankshares, Inc. shall have any obligation to indemnify or otherwise compensate him if the Internal Revenue Service determines that he is required to pay an excise tax under Section 4999 of the Code.

(d) The Executive agrees that he shall not be entitled to any additional compensation or benefits, and neither Colonial, Xenith Bank or Xenith Bankshares, Inc. shall not have any obligations to the Executive, under the Employment Agreement on or after the Effective Time.

2.	ACCOUNTING FIRM DETERMINATION

As a result of the uncertainty in the application of Section 280G of the Code, it is possible that the reduced SERP benefit described in Section 1(b) might exceed the Safe Harbor Amount (an “Overpayment”) or that the reduced SERP benefit described in Section 1(b) might be less than the Safe Harbor Amount (an “Underpayment”). If the independent accounting firm regularly engaged by Xenith Bankshares, Inc. (the “Accounting Firm”) determines, based on either the assertion of a deficiency by the Internal Revenue Service against Colonial, Xenith Bank or Xenith Bankshares, Inc. or the Executive or an Internal Revenue Service audit of either of them, which the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been paid (or would be paid upon the commencement of the SERP benefits), then (i) the SERP benefit described in Section 1(b) shall be reduced to reflect the Accounting Firm’s determination and (ii) the Executive must repay, with interest, to Xenith Bank the amount of any Overpayment previously received by the Executive; provided, however, that the reduction and repayment shall be required only if, and

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only to the extent that, the reduction or repayment would reduce the amount on which the Executive is subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred (or would occur upon the commencement of the SERP benefits), then (i) the SERP benefit described in Section 1(b) shall be increased to reflect the Accounting Firm’s determination and (ii) to the extent permitted without the Executive incurring any liability under Section 409A of the Code, Xenith Bank shall pay the Executive the amount of the Underpayment, with interest, for any SERP benefits previously paid to the Executive.

3.	THIRD PARTY BENEFICIARIES

Xenith Bankshares, Inc. and Xenith Bank, and their successors, shall be third party beneficiaries of this Agreement and either of them may rely upon or enforce the provisions of this Agreement.

4.	MISCELLANEOUS

(a) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, supersedes all prior understandings and writings concerning the subject matter hereof and may be amended or modified only by a writing signed by the parties.

(b) The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any rights or remedies contained in this Agreement shall not be construed as a waiver or relinquishment for the future of such terms, provisions, rights or remedies.

(c) This agreement shall be binding on, and inure to the benefit of, the successors of Colonial, Xenith Bankshares, Inc. and Xenith Bank and the heirs of the Executive.

(d) This Agreement shall be governed by the laws of the Commonwealth of Virginia except to the extent that the laws of the Commonwealth of Virginia would require the application of the laws of another State.

IN WITNESS WHEREOF, Colonial and the Executive have executed this Agreement.

COLONIAL VIRGINIA BANK	ROBERT L. BAILEY

By:

Dated: , 2014	Dated: . 2014

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Exhibit I

Excess Parachute Payment Agreement Between

Robert L. Bailey and Colonial Virginia Bank

Illustration of Section 280G Calculations and Reduced SERP

To be completed subject to the satisfaction of Robert L. Bailey, Colonial Virginia Bank and Xenith Bankshares, Inc.

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EXHIBIT J-2

EXCESS PARACHUTE PAYMENT AGREEMENT

THIS EXCESS PARACHUTE PAYMENT AGREEMENT (this “Agreement”) is between KENNETH E. SMITH (the “Executive”) and COLONIAL VIRGINIA BANK, a Virginia banking corporation (“Colonial”).

RECITALS

WHEREAS, the Executive is a participant in the Colonial Virginia Bank Executive Retirement Plan (the “SERP”); and

WHEREAS, the SERP provides that the Executive will vest in the right to receive certain benefits, subject to the terms and conditions of the SERP, upon a Change in Control (as such term is defined in the SERP); and

WHEREAS, Colonial, Xenith Bank and Xenith Bankshares, Inc. have entered into a Merger Agreement dated March 20, 2014 (the “Merger Agreement”) whereby Colonial will merge with and into Xenith Bank (the “Merger”); and

WHEREAS, completion of the Merger will constitute a Change in Control under the SERP; and

WHEREAS, the Executive will terminate his employment with Colonial effective as of the Effective Time (as defined in the Merger Agreement) and will be entitled to certain severance benefits and consulting fees as provided in the Separation and Consulting Agreement between the Executive and Xenith Bank, dated as of                  , 2014 (the “Separation Agreement”); and

WHEREAS, the Executive previously agreed that any “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“the Code”) that the Executive becomes entitled to receive must be reduced to one dollar ($1.00) less than the maximum amount that can be paid without the payments being “excess parachute payments” (the “Safe Harbor Amount”); and

WHEREAS, Colonial has determined that the accelerated vesting of the Executive’s rights under the SERP and the payment to the Executive of the amounts described in the Separation Agreement will not entitle the Executive to receive payments that constitute “excess parachute payments;” and

WHEREAS, Colonial and the Executive desire to confirm their agreement regarding the vesting and payment of the the Executive’s benefits and the consequences or potential consequences under Section 280G of the Code; and

WHEREAS, Colonial’s delivery of this Agreement to Xenith Bank and Xenith Bankshares, Inc. is a condition to completion of the Merger;

NOW, THEREFORE, THE EXECUTIVE AND COLONIAL AGREE AS FOLLOWS:

1.	BENEFITS NO MORE THAN SAFE HARBOR AMOUNT

(a) The Executive acknowledges and agrees that he has had an opportunity to consult with his personal tax advisors, financial consultants and legal counsel regarding Section 280G of the Code and the calculations relating to Section 280G of the Code attached hereto as Exhibit I.

(b) The Executive agrees that in accordance with the calculations set forth in Exhibit I, the benefits otherwise payable to the Executive, including those payable under the SERP and the Separation Agreement, will not exceed the Safe Harbor Amount.

(c) The Executive agrees that neither Colonial, Xenith Bank or Xenith Bankshares, Inc. shall have any obligation to indemnify or otherwise compensate him if the Internal Revenue Service determines that he is required to pay an excise tax under Section 4999 of the Code.

2.	ACCOUNTING FIRM DETERMINATION

As a result of the uncertainty in the application of Section 280G of the Code, it is possible that the benefits and payments the Executive is entitled to receive might exceed the Safe Harbor Amount (an “Overpayment”) or that the benefits payable to the Executive under the SERP and the payments the Executive is entitled to receive under the Separation Agreement might be less than the Safe Harbor Amount (an “Underpayment”). If the independent accounting firm regularly engaged by Xenith Bankshares, Inc. (the “Accounting Firm”) determines, based on either the assertion of a deficiency by the Internal Revenue Service against Colonial, Xenith Bank or Xenith Bankshares, Inc. or the Executive or an Internal Revenue Service audit of either of them, which the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been paid (or would be paid upon the future payment of benefits), then (i) the benefits or payments that the Executive is entitled to receive shall be reduced to reflect the Accounting Firm’s determination and (ii) the Executive must repay, with interest, to Xenith Bank the amount of any Overpayment previously received by the Executive; provided, however, that the reduction and repayment shall be required only if, and only to the extent that, the reduction or repayment would reduce the amount on which the Executive is subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred (or would occur upon the commencement of future benefit payments), then to the extent permitted without the Executive incurring any liability under Section 409A of the Code, Xenith Bank shall pay the Executive the Underpayment; provided, however that the total of the amounts payable under the Separation Agreement (including fees for consulting services) and any portion of the Underpayment paid to the Executive shall not exceed $250,000.

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3.	THIRD PARTY BENEFICIARIES

Xenith Bankshares, Inc. and Xenith Bank, and their successors, shall be third party beneficiaries of this Agreement and either of them may rely upon or enforce the provisions of this Agreement.

4.	MISCELLANEOUS

(a) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, supersedes all prior understandings and writings concerning the subject matter hereof and may be amended or modified only by a writing signed by the parties.

(b) The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any rights or remedies contained in this Agreement shall not be construed as a waiver or relinquishment for the future of such terms, provisions, rights or remedies.

(c) This agreement shall be binding on, and inure to the benefit of, the successors of Colonial, Xenith Bankshares, Inc. and Xenith Bank and the heirs of the Executive.

(d) This Agreement shall be governed by the laws of the Commonwealth of Virginia except to the extent that the laws of the Commonwealth of Virginia would require the application of the laws of another State.

IN WITNESS WHEREOF, Colonial and the Executive have executed this Agreement.

COLONIAL VIRGINIA BANK	KENNETH E. SMITH

By:

Dated: , 2014	Dated: , 2014

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Exhibit I

Excess Parachute Payment Agreement

Kenneth E. Smith and Colonial Virginia Bank

Illustration of Section 280G Calculations and Reduction of Parachute Payments

To be completed subject to the satisfaction of Kenneth E. Smith, Colonial Virginia Bank and Xenith Bankshares, Inc.

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